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As filed with the Securities and Exchange Commission on September 30, 2003

       Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bunge Limited Finance Corp. (Exact name of Registrant as specified in its charter and translation of Registrant's name into English)	Bunge Limited (Exact name of Registrant as specified in its charter and translation of Registrant's name into English)
Delaware (State or other jurisdiction of incorporation or organization)	26-002-1554 (I.R.S. Employer Identification No.)	Bermuda (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

50 Main Street
White Plains, New York 10606
(914) 684-2800
(Address and telephone number of Registrant's principal executive offices)

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Susanna K. Ter-Jung, Assistant General Counsel
(914) 684-2800
(Name, address and telephone number of agent for service)

with a copy to:
Andrew B. Jánszky
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

       Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(6)

3 3/4% Convertible Notes Due 2022 of Bunge Limited Finance Corp.	$1,500,000(1)	100%	$1,500,000	$121.35

Guarantee of Bunge Limited	(2)	(2)	(2)	(2)

Common Shares, par value $.01 per share, of Bunge Limited	46,670(4)	N/A	N/A	N/A

Series A Preference Share Purchase Rights(5)	N/A	N/A	N/A	N/A

(1)
$1,500,000 aggregate principal amount of notes and 46,670 common shares issuable upon conversion of the notes are being registered hereby. The prospectus filed with this Registration Statement is a combined prospectus pursuant to Rule 429 under the Securities Act. The combined prospectus filed with this Registration Statement includes (a) the securities being registered hereby and (b) $220,489,000 aggregate principal amount of notes and 6,860,229 common shares issuable upon conversion of the notes and related guarantees and share purchase rights registered by the registrants and that remain unsold under Registration Statements No. 333-104974, 333-106182, 333-107376 and 333-108441.

(2)
Bunge Limited has fully, unconditionally and irrevocably guaranteed all payments, including principal and interest, on the notes being registered hereunder. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required with respect to this guarantee.

(3)
Estimated solely for the purpose of determining the registration fee based on Rule 457 under the Securities Act of 1933, as amended.

(4)
Reflects the number of common shares issuable upon conversion of the notes being registered hereunder at the rate of 31.1137 common shares per $1,000 principle amount at maturity of the notes. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also registers such additional number of common shares of the registrant as may become deliverable upon conversion of the notes to prevent dilution resulting from share dividend, bonus issue, split, subdivision and similar transactions. No additional registration fee is required pursuant to Rule 457(i) under the Securities Act.

(5)
A right to purchase a fraction of a Series A Preference Share of Bunge Limited is attached to each common share. See "Description of Share Capital." No value is attributable to a right.

(6)
This amount was previously paid.

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated September 30, 2003

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$221,989,000

BUNGE LIMITED FINANCE CORP.

3 3/4% Convertible Notes Due 2022
Fully and Unconditionally Guaranteed by
and
Convertible into Common Shares of

BUNGE LIMITED

        Bunge Limited Finance Corp. issued the notes in a private placement in November 2002. Selling securityholders identified in this prospectus may use this prospectus to resell from time to time up to $221,989,000 of notes and the common shares of Bunge Limited issuable upon conversion of the notes. If required, we will set forth the names of any other selling securityholders in a post-effective amendment to the registration statement of which this prospectus is a part.

        Bunge Limited Finance Corp. and Bunge Limited will not receive any proceeds from the sale of the notes or the common shares issuable upon conversion of the notes by any of the selling securityholders. The notes and the common shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

        The notes bear interest at a rate of 3 3/4% per year and will mature on November 15, 2022. Interest is payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2003.

        Holders may convert their notes into common shares of Bunge Limited at an initial conversion rate of 31.1137 common shares per $1,000 principal amount of notes, subject to adjustment, (1) during any calendar quarter commencing after December 31, 2002 if the closing sale price of the common shares of Bunge Limited, for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter, is more than 120% of the applicable conversion price per common share of Bunge Limited on such last trading day of the preceding calendar quarter, (2) if Bunge Limited Finance Corp. has called the notes for redemption, (3) upon the occurrence of specified credit rating events with respect to the notes or (4) upon the occurrence of specified corporate transactions. The conversion rate may be adjusted as described in this prospectus.

        Bunge Limited Finance Corp. may redeem for cash some or all of the notes at any time on or after November 22, 2005 at redemption prices set forth in this prospectus, plus accrued and unpaid interest to, but excluding, the redemption date.

        Holders may require Bunge Limited Finance Corp. to purchase all or a portion of their notes on November 15, 2007, November 15, 2012, and November 15, 2017 at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, each purchase date. Bunge Limited Finance Corp. may choose to pay the purchase price in cash, common shares or a combination of cash and common shares.

        Holders may also require Bunge Limited Finance Corp. to purchase for cash all or a portion of their notes upon a specified change of control on or before November 15, 2007 at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the purchase date.

        The notes are not listed on any securities exchange or automated quotation system. The common shares of Bunge Limited are listed on the New York Stock Exchange under the symbol "BG." On September 26, 2003, the last reported sale price for the common shares of Bunge Limited was $27.47 per share.

        Investing in the notes and the common shares of Bunge Limited issuable upon conversion of the notes involves risks. See "Risk Factors" beginning on page 8.

        The notes are unsecured and unsubordinated and rank equally in right of payment with all of Bunge Limited Finance Corp.'s other unsecured and unsubordinated indebtedness. The notes have been fully and unconditionally guaranteed on a senior unsecured basis by Bunge Limited, the indirect parent company of Bunge Limited Finance Corp. Bunge Limited's guarantee ranks equally in right of payment with its other unsecured and unsubordinated indebtedness and guarantees.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the common shares of Bunge Limited issuable upon the conversion of the notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                    , 2003.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. Neither Bunge Limited Finance Corp. nor Bunge Limited is making an offer to sell these securities in any jurisdiction where the offer is not permitted.

        This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that any information provided by other sources is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of this offering and the notes, including the merits and risks involved.

        We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

        Consent under the Exchange Control Act of 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between non-residents of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange. In granting such consent, the Bermuda Monetary Authority does not accept any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus or the registration statement of which this prospectus forms a part.

        References in this prospectus to "Bunge Limited Finance" mean Bunge Limited Finance Corp., and references to "Bunge Limited," "Bunge," "we," "us" and "our" refer to Bunge Limited and its consolidated subsidiaries, including Bunge Limited Finance, unless the context otherwise indicates.

i

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, the forward-looking statements. These factors include the risks, uncertainties and other factors discussed under the heading "Risk Factors" in this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2002, which we refer to as our 2002 Annual Report and is incorporated herein by reference, under the headings "Item 3.D. Risk Factors," "Item 4. Information on the Company—Business Overview," "Item 5. Operating and Financial Review and Prospects" and elsewhere. Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

  •
  our operations, competitive position, strategy and prospects;

  •
  industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather;

  •
  estimated demand for the commodities and other products that we sell and use in our business;

  •
  the effects of adverse economic, political or social conditions and changes in foreign exchange policy or rates;

  •
  our ability to benefit from acquisitions, joint ventures and strategic alliances;

  •
  governmental policies affecting our business, including agricultural and trade policies and laws governing environmental liabilities;

  •
  our funding needs and financing sources; and

  •
  the outcome of pending regulatory and legal proceedings.

        In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus, as well as in the information incorporated by reference into this prospectus, not to occur. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

ii

SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated herein by reference, before making an investment decision.

Bunge Limited Finance Corp.

        Bunge Limited Finance Corp. is an indirect, wholly owned subsidiary of Bunge Limited and was formed for the sole purpose of issuing the debt of Bunge, other than commercial paper, and investing the proceeds of the issuances in a master trust facility that Bunge created to centralize its financing operations. The master trust acquires loans made to Bunge Limited and its subsidiaries with the proceeds from debt incurred by Bunge through Bunge Limited Finance and other finance subsidiaries. Bunge Limited Finance's sole asset is a trust certificate entitling it to a fractional undivided interest in the pool of intercompany loans held by the Bunge master trust facility. Among other things, the master trust facility is intended to allow creditors of Bunge Limited Finance, including holders of the notes, to have the benefit of claims in respect of Bunge's subsidiaries which are equal in right of payment to indebtedness owed or payable to other creditors of these subsidiaries. See "Description of Master Trust Structure" for a discussion of the Bunge master trust facility and the assets it holds. Bunge Limited Finance is incorporated under the laws of the State of Delaware.

Bunge Limited

        Bunge Limited has fully and unconditionally guaranteed the payment of the principal of, premium, if any, and interest on the notes offered hereby when due and payable. In addition, in certain circumstances, the notes are convertible into common shares of Bunge Limited. Bunge Limited is a limited liability company formed under the laws of Bermuda.

        We are an integrated, global agribusiness and food company operating in the farm-to-consumer food chain, which ranges from raw materials such as grains and fertilizers to retail food products such as flour and margarine. We have primary operations in North America, Brazil, Argentina and Europe and worldwide distribution capabilities. We conduct our operations in three divisions: agribusiness, fertilizer and food products. In 2002 and 2001, respectively, we had total net sales of $14,074 million and $11,484 million and income from operations of $739 million and $527 million. For the six month periods ended June 30, 2003 and 2002, respectively, we had total net sales $10,110 million and $5,787 million and income from operations of $323 million and $265 million. We believe we are:

  •
  the world's largest oilseed processing company, based on processing capacity;

  •
  the largest processor of soybeans in the Americas and one of the world's leading exporters of soybean products, based on volumes;

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  the largest producer and supplier of fertilizers to farmers in South America, based on volumes;

  •
  the leading seller of bottled vegetable oils worldwide, based on sales; and

  •
  one of the world's largest corn dry millers and the largest wheat miller in South America, based on volumes.

        Our agribusiness division consists of three business lines: grain origination, oilseed processing and international marketing. Our primary grain origination and oilseed processing assets are located in the United States, Brazil, Argentina and Europe. We have international marketing offices in 18 countries. In 2002 and 2001, respectively, net sales in our agribusiness division were $10,291 million, or 73% of our total net sales, and $8,412 million, or 73% of our total net sales. In the six months ended June 30,

2003 and 2002, respectively, net sales in our agribusiness division were $7,847 million, or 78% of our total net sales, and $4,301 million, or 74% of our total net sales.

        Our fertilizer division is involved in every stage of the fertilizer business, from mining raw materials to sales of mixed fertilizer formulas. Our fertilizer activities are primarily located in Brazil. In 2002 and 2001, respectively, net sales in our fertilizer division were $1,384 million, or 10% of our total net sales, and $1,316 million, or 11% of our total net sales. In the six months ended June 30, 2003 and 2002, respectively, net sales in our fertilizer division were $701 million, or 7% of total net sales, and $586 million, or 10% of our total net sales.

        Our food products division consists of three business lines: edible oil products, milling and baking products and soy ingredients. These businesses produce and sell food products such as edible oils, shortenings, margarine, mayonnaise, milled products and bakery mixes and baked goods to food processors, foodservice companies and retail outlets. Our food products division, primarily located in the United States, Europe and Brazil, benefits from a stable source of soybeans, crude oils and meals, wheat and corn provided by our agribusiness operations. In 2002 and 2001, respectively, net sales in our food products division were $2,399 million, or 17% of our total net sales, and $1,756 million, or 15% of our total net sales. In the six months ended June 30, 2003 and 2002, respectively, net sales in our food products division were $1,562 million, or 15% of our total net sales, and $900 million, or 16% of our total net sales.

Recent Developments

         Sale of Lesieur.    In November 2002, we announced our agreement to sell Lesieur, a French producer of branded bottled vegetable oils, to Saipol, an oilseed processing joint venture between Cereol S.A., a wholly owned subsidiary of Bunge, and Sofiproteol, the financial institution for French oilseed cooperatives. As a result of this transaction, Cereol will retain its 33.34% interest in Saipol and Sofiproteol will control the remaining 66.66%. We completed the sale of Lesieur on July 3, 2003 and received in cash $215 million and repayment of Lesieur intercompany debt of $72 million owed to Cereol at closing and a note receivable from Sofiproteol of $31 million.

        Argentina.    From January 1, 2003 to September 26, 2003, the peso has appreciated 16% against the U.S. dollar.

        Brazil.    From January 1, 2003 to September 26, 2003, the real has appreciated 20% against the U.S. dollar.

        Bunge Limited Finance and Bunge Limited have their principal executive offices and corporate headquarters at 50 Main Street, White Plains, New York 10606, and their telephone number is (914) 684-2800. Bunge Limited's registered office is located at 2 Church Street, Hamilton, HM 11 Bermuda.

        Bunge's website address is www.bunge.com. Information contained in or connected to Bunge's website is not a part of this prospectus.

THE OFFERING

Issuer	Bunge Limited Finance.
Guarantor	Bunge Limited.
Notes
Bunge Limited Finance issued $250,000,000 aggregate principal amount of 3 3/4% Convertible Notes Due 2022 in a private placement in November 2002. The selling securityholders identified in this prospectus may offer from time to time up to $221,989,000 of notes and common shares issuable upon conversion of the notes.
Maturity Date	November 15, 2022.
Interest	3 3/4% per annum, payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2003.
Ranking	The notes are unsecured and unsubordinated obligations of Bunge Limited Finance and rank equally in right of payment with Bunge Limited Finance's other unsecured and unsubordinated indebtedness.
Guarantee
All payments on the notes, including principal and interest, are fully, unconditionally and irrevocably guaranteed by Bunge Limited. Bunge Limited's guarantee ranks equally in right of payment with its other unsecured and unsubordinated indebtedness and guarantees.
Conversion Rights	Holders may convert their notes in only the following circumstances:

(1) during any calendar quarter commencing after December 31, 2002, if the closing sale price of the common shares of Bunge Limited, for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter, is more than 120% of the applicable conversion price per common share of Bunge Limited on such last trading day of the preceding calendar quarter;
(2) notes called for redemption may be surrendered for conversion until the close of business on the second business day immediately preceding the redemption date;
(3) during any period after December 15, 2002 that the long-term credit rating assigned to the notes by either Standard & Poor's Credit Market Services, a division of The McGraw-Hill

Companies, Moody's Investor Services, Inc. or Fitch Ratings (or any successors to these entities) is "BB," "Ba2" or "BB," respectively, or lower, or if any of these rating agencies no longer rates the notes, or if any of these rating agencies suspends or withdraws the rating assigned to the notes; or

(4) upon the occurrence of specified corporate transactions, including the making by Bunge Limited of a significant distribution to holders of its common shares or Bunge Limited being a party to specified consolidations, mergers, amalgamations or transfers of all or substantially all of its properties and assets, as described under "Description of the Notes—Conversion Rights."

The initial conversion rate will be 31.1137 common shares of Bunge Limited for each $1,000 principal amount of notes converted (equivalent to an initial conversion price of approximately $32.1402 per common share based on the issue price of the notes). The conversion rate may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion, holders will not receive any cash payment representing accrued interest except in the limited circumstances described under "Description of the Notes—Conversion Rights." Instead, accrued and unpaid interest will be deemed paid by the common shares of Bunge Limited (or cash in lieu of such shares) received by holders on conversion.
The ability to surrender notes for conversion will expire at the close of business on November 15, 2022.
Sinking Fund	None.
Redemption of Notes at Option of Bunge Limited Finance
On or after November 22, 2005, Bunge Limited Finance may redeem for cash all or any portion of the notes, upon not less than 30 nor more than 60 days notice by mail to holders of the notes. Bunge Limited Finance will pay the redemption prices as set forth in this prospectus, plus any accrued and unpaid interest to the redemption date. See "Description of the Notes—Redemption of Notes at Option of Bunge Limited Finance."
Purchase of Notes at Option of the Holder
Holders of notes have the right to require Bunge Limited Finance to purchase all or any portion of their notes on November 15, 2007, November 15, 2012 and November 15, 2017 at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to the purchase date. We may choose to pay the purchase price in cash, common shares or a combination of cash and common shares. If we elect to pay all or part of the purchase price in common shares, we will so notify holders not less than 30 business days prior to the relevant purchase date.
Purchase of Notes at Option of Holder Upon Change of Control
Upon a change of control, as defined in the indenture, on or prior to November 15, 2007, each holder of notes will have the option to require Bunge Limited Finance to purchase for cash all or any portion of such holder's notes not previously called for redemption. Bunge Limited Finance will pay a purchase price equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to the purchase date.
Covenants
The indenture contains certain covenants that limit Bunge Limited Finance's ability to engage in any transactions other than those allowed under the master trust facility as described in "Description of Master Trust Structure." The indenture also contains covenants that limit the ability of Bunge Limited to merge, amalgamate or consolidate or sell all or substantially all of its assets. These limitations are subject to a number of important qualifications and exceptions. See "Description of the Notes—Covenants."
DTC Eligibility
The notes have been issued only in book-entry form, which means that they are represented by one or more permanent global securities registered in the name of The Depository Trust Company, or DTC. The global securities have been deposited with the trustee as custodian for DTC.
Taxation
Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the notes under "Taxation" and are also urged to consult their own tax advisors prior to investing in the notes.
Trading
The notes have not been listed on any securities exchange or included in any automated quotation system. The notes issued in the initial placement are eligible for trading in PORTAL. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. The common shares of Bunge Limited are listed on the New York Stock Exchange under the symbol "BG."
Use of Proceeds	Bunge Limited Finance and Bunge Limited will not receive any of the proceeds from the sale by any selling securityholder of the notes or the common shares issuable upon conversion of the notes.

        For a more complete description of the terms of the notes, see "Description of the Notes." For a more complete description of the common shares, see "Description of Share Capital."

RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

        The ratio of earnings to fixed charges for Bunge are set forth below for the six months ended June 30, 2003 and for each year in the five-year period ended December 31, 2002.

        For purposes of computing the following ratios, earnings represents income from continuing operations before fixed charges and taxes. Fixed charges represent interest expense, amortization of capitalized interest and such portion of rental expense that represents an appropriate interest factor.

	Six Months Ended June 30,	Year Ended December 31,
	2003	2002	2001	2000	1999(1)	1998
Ratio of Earnings to Fixed Charges	3.8x	3.3x	1.9x	1.3x	0.9x	1.8x

(1)
Earnings were inadequate to cover fixed charges by $19 million.

RISK FACTORS

        You should consider carefully the risks and uncertainties described below in addition to all the other information included or incorporated by reference into this prospectus, including under the heading "Item 3. Risk Factors" in our 2002 Annual Report, before investing in the notes. Our business, financial condition or results of operations could be materially adversely affected by any of the risks and uncertainties described therein. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our financial condition and business operations.

Risks Related to the Offering

Servicing our debt obligations requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        Our ability to pay the principal of and interest on the notes, our credit facilities and other debt securities depends, among other things, upon our future financial performance and our ability to refinance indebtedness, if necessary. Our business may not generate sufficient cash flow to satisfy our debt service obligations, and we may not be able to obtain funding sufficient to do so. If this occurs, we may need to reduce or delay capital expenditures or curtail research and development. In addition, we may need to refinance our debt, obtain additional financing or sell assets to raise cash, which we may not be able to do on commercially reasonable terms, if at all.

The notes are effectively subordinated to our secured debt.

        The notes are not secured by any of our assets. Therefore, in the event of our bankruptcy, liquidation or reorganization, holders of our secured debt will have claims with respect to the assets securing their debt that have priority over your claims as noteholders. As of December 31, 2002, we had $310 million of debt that is secured by certain land, property, equipment and export commodity contracts, as well as shares of the capital stock of Bunge Fertilizantes, Fosfertil and Ultrafertil, certain of our Brazilian subsidiaries. To the extent that the value of the secured assets is insufficient to repay our secured debt, holders of the secured debt would be entitled to share in any of our remaining assets equally with you and any other unsecured lenders.

We are a holding company and will depend upon funds from our subsidiaries to meet our obligations under the guarantee of the notes.

        We are a holding company and our only significant assets are our investments in our subsidiaries. As a holding company, we are dependent upon dividends, loans or advances, or other intercompany transfers of funds from our subsidiaries to meet our obligations, including our obligations under the guarantee. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable laws as well as agreements to which those subsidiaries may be party. Therefore, our ability to make payments with respect to the guarantee may be limited.

        The master trust facility is intended, among other things, to allow creditors of Bunge Limited Finance, including holders of the notes, to have the benefit of claims on our subsidiaries that are obligated under the intercompany loans which are equal in right of payment to indebtedness owed or payable to third party creditors of these subsidiaries. To the extent that other creditors or third parties have superior rights of payment with respect to the claims against a particular subsidiary under laws of its jurisdiction or for any other reason, then the claims of the master trust for the benefit of the holders of the notes may be subject to the rights of such other creditors or third parties against the assets and earnings of that subsidiary.

An active trading market for the notes may not develop.

        Prior to the initial placement of the notes, there was no trading market for the notes. Although the broker dealers that acted as initial purchasers when the notes were initially issued have advised us that they currently intend to make a market in the notes, they are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. In addition, their market-making activity may be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot provide you with any assurance regarding whether a trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of holders to sell their notes or the price at which holders may be able to sell their notes. If a market were to develop, the notes could trade at prices that may be higher or lower than the offering price depending on many factors, including prevailing interest rates, our financial performance, developments in the industries in which we conduct business, changes in the overall market for investment grade securities and changes in the market price of our common shares. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

        The notes issued in the initial placement are eligible for trading on the PORTAL Market. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. We have not listed, and do not intend to list, the notes on any national securities exchange or automated quotation system.

The market price and value of the notes will be significantly affected by the price of our common shares and other features of the notes.

        We anticipate that the market price of the notes will be significantly affected by the market price of our common shares and will be subject to greater volatility than our nonconvertible debt securities. Some of the factors that may affect the trading price of our common shares include our operating results and future prospects, whether we or another person issues securities like the notes, or issues or sells a large number of our common shares, conditions in the capital markets generally and political, financial and economic conditions in the countries and markets where we operate. In addition, the notes have a number of features, including conditions to conversion of the notes, which, if not satisfied, could result in the holder of any note receiving less than the value of the common shares into which that note otherwise is convertible. These features could adversely affect the market price and value of the notes.

Conversion of the notes into common shares of Bunge Limited may require U.S. holders to recognize taxable gains or losses.

        Upon the conversion of a note into common shares of Bunge Limited, a U.S. holder generally will be required to recognize taxable gain or loss equal to the difference between the fair market value of the common shares received upon such conversion and such holder's adjusted tax basis in the note being converted. Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under "Taxation" and are also urged to consult their own tax advisors prior to investing in the notes.

CAPITALIZATION

        The following table sets forth our cash and capitalization as of June 30, 2003. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our interim consolidated financial statements and the related notes for the six months ended June 30, 2003, which are incorporated herein by reference.

As of June 30, 2003
(US$ in millions, except share data)
Cash and cash equivalents	$441

Debt:
Short-term debt, including current portion of long-term debt	1,185
Long-term debt:
Secured	310
Unsecured	364
6.31% Senior Guaranteed Notes, Series A, Due 2007	82
6.78% Senior Guaranteed Notes, Series B, Due 2009	53
7.44% Senior Guaranteed Notes, Series C, Due 2012	351
7.80% Senior Notes Due 2012	200
3 3/4% Convertible Notes Due 2022	250
5.875% Senior Notes Due 2013	300

Total long-term debt	$1,910
Redeemable preferred stock	171
Minority interest	368
Shareholders' equity:
Preference shares, par value $.01; 10,000,000 shares authorized; no shares issued and outstanding, actual and as adjusted	—
Common shares, par value $.01; 240,000,000 shares authorized; 99,768,728 shares issued and outstanding, actual and as adjusted(1)	1
Additional paid in capital	2,008
Retained earnings	855
Accumulated other comprehensive loss	(759)

Total shareholders' equity	2,105

Total capitalization	$5,739

(1)
The number of shares outstanding as of June 30, 2003 excludes 4,016,163 shares issuable upon the exercise of stock options and 452,862 restricted stock awards.

USE OF PROCEEDS

        The selling securityholders will receive all of the net proceeds from the sale of the notes and the common shares sold under this prospectus. Bunge Limited Finance and Bunge Limited will not receive any of the proceeds from sales by the selling securityholders of the notes and the common shares.

PRICE RANGE OF OUR COMMON SHARES

        Our common shares are listed on the New York Stock Exchange under the symbol "BG." On September 26, 2003, the last reported closing price of our common shares on the New York Stock Exchange was $27.47 per share. The following table sets forth, for the periods indicated, the high and low closing prices of our common shares as reported on the New York Stock Exchange.

	High	Low
2001:
Full year (from August 2, 2001)	$24.15	$15.85
Third quarter (from August 2, 2001)	$18.25	$15.85
Fourth quarter	$24.15	$15.95
2002:
Full year	$26.00	$17.79
First quarter	$24.00	$18.60
Second quarter	$23.88	$19.65
Third quarter	$24.20	$17.79
Fourth quarter	$26.00	$21.77
October	$25.73	$22.42
November	$26.00	$23.27
December	$24.06	$21.77
2003:
First quarter	$27.30	$23.90
January	$27.30	$23.90
February	$26.21	$25.06
March	$25.55	$24.41
Second quarter	$28.66	$24.73
April	$28.66	$24.73
May	$28.90	$26.90
June	$30.35	$28.60
Third Quarter (through September 26)	$30.95	$27.37
July	$30.60	$28.93
August	$30.26	$28.68
September (through September 26)	$30.95	$27.37

DESCRIPTION OF NOTES

        Bunge Limited Finance issued the notes under an indenture dated as of November 27, 2002, among Bunge Limited Finance, as issuer, Bunge Limited, as guarantor, and The Bank of New York, as trustee. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended.

        This description of the notes is intended to be a useful overview of the material provisions of the notes, the guarantee and the indenture. Because this description is only a summary, you should refer to the indenture for a complete description of our obligations and your rights. A copy of the indenture has been filed with the Securities and Exchange Commission, or SEC, as an exhibit to the registration statement of which this prospectus forms a part.

        Certain terms used in this description of the notes are set forth under "—Defined Terms."

General

        The notes:

  •
  are limited to an aggregate principal amount of $250,000,000 (subject to the rights of Bunge Limited Finance to create and issue additional notes as described under "—Further Issuances");

  •
  will mature on November 15, 2022;

  •
  are convertible into common shares of Bunge Limited in the circumstances set forth under "—Conversion Rights," at an initial conversion rate of 31.1137 common shares of Bunge Limited for each $1,000 principal amount of notes;

  •
  are redeemable at the option of Bunge Limited Finance on and after November 22, 2005, as described under "—Redemption of Notes at Option of Bunge Limited Finance";

  •
  are subject to purchase at the option of the holders on November 15, 2007, November 15, 2012 and November 15, 2017, as described under "—Purchase of Notes at Option of Holder";

  •
  are subject to purchase at the option of the holders upon a Change of Control on or before November 15, 2007, as described under "—Purchase of Notes at Option of Holder Upon Change of Control";

  •
  rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of Bunge Limited Finance;

  •
  are fully, unconditionally and irrevocably guaranteed by Bunge Limited, which guarantee ranks equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and obligations of Bunge Limited;

  •
  were issued in denominations of $1,000 and integral multiples of $1,000; and

  •
  are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See "Book-Entry; Delivery and Form."

        Interest on the notes:

  •
  accrues at a rate of 3 3/4% per annum;

  •
  accrues from the date of issuance or the most recent interest payment date;

  •
  is payable in cash semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2003;

  •
  is payable to the holders of record on the May 1 and November 1 immediately preceding the relevant interest payment date; and

  •
  is computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment and Transfer

        Principal of and premium, if any, and interest on the notes is payable, and the notes may be exchanged or transferred, at the office or agency maintained by Bunge Limited Finance for such purpose (which is currently the corporate trust office of the trustee located at 101 Barclay Street, 21st Floor West, New York, New York). Payment of principal of and premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made by check mailed directly to holders at their registered addresses.

        A holder may transfer or exchange notes in definitive form at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but Bunge Limited may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Bunge Limited Finance is not required to transfer or exchange any note selected for redemption for a period of 15 days before a selection of notes to be redeemed.

        The registered holder of a note is treated as the owner of it for all purposes.

        All amounts of principal of and premium, if any, and interest on the notes paid by Bunge Limited Finance that remain unclaimed two years after such payment was due and payable will be repaid to Bunge Limited Finance and the holders of such notes will thereafter look solely to Bunge Limited Finance for payment.

Conversion Rights

        Subject to the conditions described below, holders may convert their notes into common shares of Bunge Limited. The initial conversion rate is 31.1137 common shares of Bunge Limited per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $32.1402 per common share based on the issue price of the notes), subject to adjustment upon the occurrence of certain events described below. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively. A holder may convert a portion of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

        Holders may surrender their notes for conversion into common shares of Bunge Limited prior to stated maturity in only the following circumstances:

  Conversion Based on Sale Price of Common Shares of Bunge Limited—A holder may surrender any of its notes for conversion into common shares of Bunge Limited during any calendar quarter commencing after December 31, 2002 if the closing sale price of the common shares of Bunge Limited for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the applicable conversion price per common share of Bunge Limited on such last trading day of the preceding calendar quarter.

  Conversion upon Notice of Redemption—A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time, unless Bunge Limited Finance defaults in making the payment due on the redemption date, in which case the conversion right shall terminate at the close of business on the date such default is cured and such payment is made.

  Conversion upon Credit Ratings Event—A holder may surrender any of its notes for conversion during any period after December 15, 2002, in which the long-term credit rating assigned to the notes by any of Standard & Poor's, Moody's or Fitch (or any successors to these entities) is "BB," "Ba2" or "BB," respectively, or lower, or if any of these rating agencies no longer rates the notes, or if any of these rating agencies suspends or withdraws the rating assigned to the notes.

        Conversion upon Specified Corporate Transactions—If Bunge Limited elects to:

  •
  distribute to all or substantially all holders of its common shares any rights or warrants entitling them to purchase common shares of Bunge Limited at less than the average of the closing sale prices of a common share for the 10 consecutive trading days ending on the trading day immediately preceding the declaration date for such distribution; or

  •
  distribute to all holders of common shares of Bunge Limited its debt, securities or assets, or any rights, warrants or options to purchase its securities, which distribution has a per share value exceeding 10% of the average of the closing sale prices of a common share of Bunge Limited for the 10 consecutive trading days ending on the trading day immediately preceding the declaration date for such distribution,

  Bunge Limited Finance must notify the holders of the notes at least 20 days prior to the "ex-dividend time" (as defined in the indenture) for such distribution. Once such notice has been given, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend time or the announcement that such distribution will not take place; provided, however, that a holder may not exercise this right to convert if the holder may participate in the distribution without converting its notes.

        In addition, if Bunge Limited is a party to a consolidation, merger, amalgamation or sale or transfer of all or substantially all its properties and assets pursuant to which common shares of Bunge Limited would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the date that is announced as the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If Bunge Limited is a party to a consolidation, merger or amalgamation pursuant to which its common shares are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note for common shares of Bunge Limited will be changed into a right to convert, without the consent of any holders of the notes, such note for the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its notes immediately prior to the transaction. This assumes that a holder of notes would not have exercised any rights of election as to the consideration receivable in connection with such transaction. If the transaction also constitutes a Change of Control, as defined below, a holder can require Bunge Limited Finance to purchase all or a portion of its notes as described below under "—Purchase of Notes at Option of Holders Upon Change of Control."

        Neither Bunge Limited Finance nor Bunge Limited will make any payment or other adjustment for accrued interest on the notes or dividends on any common shares of Bunge Limited issued upon conversion of the notes. If any notes are converted during the period after any record date for the payment of an installment of interest but before the next interest payment date, interest on such notes will be paid on the next interest payment date, notwithstanding such conversion, to the holder of record on the record date of those notes. However, any notes that are delivered to Bunge Limited Finance for conversion after any record date but before the next interest payment date must be accompanied by a payment equal to the interest payable on such interest payment date on the principal amount of notes being converted. No fractional common shares will be issued upon conversion, but a cash payment will be made for any fractional common shares, or such fraction will be rounded up to the nearest whole number. The cash payment for fractional common shares will be based on the closing sale price of the common shares of Bunge Limited on the trading day immediately prior to the conversion date. Delivery of common shares of Bunge Limited will be deemed to satisfy Bunge Limited Finance's obligation to pay the principal amount of the notes, plus accrued and unpaid interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. The conversion rate will not be adjusted to account for the accrued interest, if any. The trustee initially will act as the conversion agent.

        If a holder wishes to exercise its conversion right, such holder must (1) deliver an irrevocable conversion notice, together with the certificated note (if the notes are in certificated form) and the appropriate endorsements and transfer documents, to the conversion agent who will, on the holder's behalf, convert the notes for common shares of Bunge Limited and (2) pay any applicable transfer or similar taxes. Holders may obtain copies of the required form of the conversion notice from the conversion agent or the trustee. Beneficial owners of interests in global notes representing the notes wishing to convert such interests should deliver to DTC the appropriate instruction forms for conversion pursuant to DTC's conversion program.

        If a holder has delivered a purchase notice (as described under "—Purchase of the Notes at the Option of the Holder") or surrendered its notes in connection with a Change of Control, however, the holder may not surrender those notes for conversion until the holder has withdrawn the notice or its notes in accordance with the indenture.

        The conversion rate will be subject to adjustment upon the following events:

(1)
the payment of dividends or the making of other distributions to all holders of common shares of Bunge Limited payable exclusively in common shares of Bunge Limited;

(2)
the distribution to all holders of common shares of Bunge Limited of rights or warrants entitling them to purchase common shares of Bunge Limited at a price per share less than the Average Sale Price (as defined in the indenture) as of the Time of Determination (as defined in the indenture);

(3)
subdivisions, combinations or reclassifications of the common shares of Bunge Limited;

(4)
the distribution to all holders of common shares of Bunge Limited of its debt, securities or assets, or any rights, warrants or options to purchase its securities (including cash, but excluding distributions of common shares of Bunge Limited referred to in clause (1) above, distributions of rights or warrants referred to in clause (2) above, and dividends and distributions of cash referred to in clause (5) below);

(5)
the payment of dividends or the making of other distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (4) above, or cash distributed upon a merger, amalgamation or consolidation to which the third full paragraph of this "Conversion Rights" section applies) to all holders of common shares of Bunge Limited in an aggregate amount that, combined together with (a) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment to the conversion rate has been made and (b) any cash and the fair market value of other consideration payable in respect of any tender offer by Bunge Limited or any of its subsidiaries for all or any portion of the common shares of Bunge Limited concluded within the preceding 12 months in respect of which no adjustment to the conversion rate has been made, exceeds 10% of the market capitalization of Bunge Limited (being the product of the current market price of the common shares of Bunge Limited and the number of common shares of Bunge Limited outstanding) on the record date for such distribution;

(6)
the successful completion of a tender or exchange offer made by Bunge Limited or any of its subsidiaries for common shares of Bunge Limited that involves an aggregate consideration that, together with (a) any cash and the fair market value of any other consideration payable in respect of a tender offer by Bunge Limited or any of its subsidiaries for common shares of Bunge Limited consummated within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (b) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of common shares of Bunge Limited within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the market capitalization of Bunge Limited on the business day immediately preceding the expiration of such tender offer; or

(7)
the successful completion of a tender or exchange offer made by a person other than Bunge Limited or any of its subsidiaries for common shares of Bunge Limited, of which our Board of Directors is not recommending rejection as of the closing date of the offer, and that involves an aggregate consideration that, together with (a) any cash and the fair market value of any other consideration payable in respect of a tender offer by such person for common shares of Bunge Limited consummated within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (b) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of common shares of Bunge Limited within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the market capitalization of Bunge Limited on the business day immediately preceding the expiration of such tender offer. However, the adjustment referred to in this clause (7) will generally not be made if as of the closing date of the offer, the offering documents disclose a plan or an intention to cause Bunge Limited to engage in a consolidation or a merger or amalgamation or a sale of all or substantially all of the assets of Bunge Limited.

        If the rights plan described under "Description of Share Capital—Shareholder Rights Plan," or any additional or subsequent rights plan that Bunge Limited may adopt, is triggered, holders of the notes will be entitled to receive the rights provided that the notes are converted into common shares prior to the distribution of the separate certificate representing the rights. There will not be any adjustment to the conversion rate as a result of:

  •
  the issuance of the rights;

  •
  the distribution of separate certificates representing the rights;

  •
  the exercise or redemption of the rights in accordance with any rights plan; or

  •
  the termination or invalidation of the rights.

        The adjustments to be made upon the occurrence of the events described in clauses (2) and (4) above will not be made if the holders of the notes may participate in the distribution without conversion on a basis and with notice that our Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of common shares of Bunge Limited participate in the distribution. The indenture also provides that if rights, warrants or options expire unexercised, the conversion rate will be readjusted to take into account the actual number of warrants, rights or options that were exercised.

        In the event that a transaction described above under "—Conversion upon Specified Corporate Transactions" occurs, it could reduce substantially, or even eliminate, the value of the conversion right associated with the notes in the future. For example, if Bunge Limited were acquired in a cash merger, each note would become convertible solely into cash and no longer would be convertible into securities whose value would vary depending on our future prospects and other factors.

        We will be permitted to make such increases in the conversion rate as our Board of Directors, in its discretion, determines to be advisable in order that any shares dividend or bonus issue, subdivision of shares, distribution of rights to purchase shares or securities, or distribution of securities convertible into or exchangeable for shares made by Bunge Limited to its shareholders will not be taxable to the recipients.

        We may increase the conversion rate for any period of at least 20 days, upon at least 15 days' notice, so long as the increase is irrevocable during the period.

        If any action would require adjustment of the conversion rate under more than one of the provisions described above, only one adjustment will be made and that adjustment will be the amount of adjustment that has the highest absolute value to the holders of the notes. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent of the applicable conversion rate. If the adjustment is not made because the adjustment does not change the applicable conversion rate by more than one percent, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

        Except as specifically described above, the conversion rate will not be subject to adjustment in the case of the issuance of any common shares of Bunge Limited, or securities convertible into or convertible for common shares of Bunge Limited.

Redemption of Notes at Option of Bunge Limited Finance

        Prior to November 22, 2005, the notes will not be redeemable at the option of Bunge Limited Finance. On or after November 22, 2005, the notes will be redeemable for cash at the option of Bunge Limited Finance, at any time in whole or from time to time in part, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption.

        If the notes are redeemed during the period beginning on November 22, 2005 and ending on November 14, 2006, the redemption price will be $1,015 for each $1,000 principal amount of notes. If the notes are redeemed during the period beginning on November 15, 2006 and ending on November 14, 2007, the redemption price will be $1,007.50 for each $1,000 principal amount of notes. The redemption price will be $1,000 for each $1,000 principal amount of notes in the case of any redemption of notes on or after November 15, 2007.

        Notes called for redemption will become due on the date fixed for redemption. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the date fixed for redemption to each noteholder to be redeemed at its registered address. The notice will state the amount to be redeemed. On and after the date fixed for redemption, interest will cease to accrue on any redeemed notes. If less than all the notes are redeemed at any time, the trustee will select notes on a pro rata basis or by any other method the trustee deems fair and appropriate. If the trustee selects a portion of a holder's notes for partial redemption, and the holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

        In the event of any redemption in part, Bunge Limited Finance will not be required to:

  •
  register the transfer of or exchange any note during a period of 15 days before any selection of notes for redemption; or

  •
  register the transfer of or exchange any note so selected for redemption, in whole or in part,

        except the unredeemed portions of any note being redeemed in part.

Purchase of Notes at Option of Holder

        Holders of the notes will have the right to require Bunge Limited Finance to purchase the notes on November 15, 2007, November 15, 2012 and November 15, 2017 (each, a "specified purchase date"). Bunge Limited Finance may choose to pay the purchase price in cash, common shares or a combination of cash and common shares. Bunge Limited Finance will be required to purchase any outstanding notes for which a holder properly delivers and does not withdraw a written purchase notice to the paying agent. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 30 business days prior to the relevant specified purchase date until the close of business two business days prior to the specified purchase date. If the purchase notice is withdrawn at any time prior to the close of business on the business day immediately preceding the specified purchase date, Bunge Limited Finance will not be obligated to purchase the related notes.

        The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to the specified purchase date. Bunge Limited Finance will, in all cases, pay any accrued and unpaid interest in cash.

        If Bunge Limited Finance elects to pay the purchase price, in whole or in part, in common shares of Bunge Limited in lieu of cash, the number of common shares delivered by Bunge Limited Finance will be equal to the portion of the purchase price to be paid in common shares of Bunge Limited divided by 97.5% of the market price of a common share of Bunge Limited. Bunge Limited Finance will pay cash based on the market price for all fractional shares of common shares.

        The market price of the common shares of Bunge Limited shall be an amount equal to the average of the closing prices of the common shares of Bunge Limited for the 20-trading-day period ending on the third business day prior to the applicable specified purchase date, or, if such business day is not a trading day, then on the last trading day prior to such business day, appropriately adjusted to take into account any occurrence that would result in an adjustment of the conversion rate with respect to the common shares of Bunge Limited.

        Because the market price of the common shares of Bunge Limited is determined prior to the applicable specified purchase date, holders of notes bear the market risk with respect to the value of the common shares of Bunge Limited to be received from the date such market price is determined to such specified purchase date.

        Bunge Limited Finance will be required to give notice on a date not less than 30 business days prior to each specified purchase date to all holders of notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

  •
  the amount of the purchase price;

  •
  whether Bunge Limited Finance will pay the purchase price of the notes in cash or common shares of Bunge Limited or any combination thereof, specifying the percentages of each;

  •
  if Bunge Limited Finance elects to pay in common shares of Bunge Limited, a description of the calculation of the market price of the common shares of Bunge Limited; and

  •
  the procedures that holders must follow to require Bunge Limited Finance to purchase their notes.

        The purchase notice given to the paying agent by a holder electing to require Bunge Limited Finance to purchase its notes must:

  •
  if the notes are in global form, comply with appropriate DTC procedures, or, if certificated notes have been issued, state the certificate numbers of the notes;

  •
  state the portion of the principal amount of notes to be purchased, in multiples of $1,000;

  •
  state that the notes are to be purchased by Bunge Limited Finance pursuant to the applicable provisions of the notes and the indenture;

  •
  in the event Bunge Limited Finance elects, pursuant to the notice that Bunge Limited Finance is required to give, to pay the purchase price in common shares of Bunge Limited, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in common shares of Bunge Limited is not satisfied prior to the close of business on the specified purchase date, as described below, state whether the holder elects:

  •
  to withdraw the purchase notice as to some or all of the notes to which it relates; or

  •
  to receive cash in respect of the entire purchase price for all notes or portions of notes subject to such purchase notice.

        If the purchase price for the notes subject to the purchase notice is ultimately to be paid to a holder entirely in cash because Bunge Limited Finance has not satisfied one or more of the conditions to payment of the purchase price in common shares of Bunge Limited prior to the close of business on the specified purchase date, a holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all such notes unless such holder has properly notified Bunge Limited Finance of its election to withdraw the purchase notice.

        A holder of notes may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent at any time prior to the close of business on the business day immediately preceding the specified purchase date. The notice of withdrawal must:

  •
  state the principal amount of the notes to be withdrawn;

  •
  if the notes are in global form, comply with appropriate DTC procedures, or, if certificated notes have been issued, state the certificate numbers of the notes to be withdrawn; and

  •
  state the principal amount, if any, which remains subject to the original purchase notice.

        Bunge Limited Finance's right to purchase notes, in whole or in part, with common shares of Bunge Limited is subject to Bunge Limited satisfying various conditions, including:

  •
  listing the common shares of Bunge Limited on the principal United States securities exchange on which the common shares of Bunge Limited are then listed or, if not so listed, on Nasdaq;

  •
  the registration of the common shares of Bunge Limited under the Securities Act and the Exchange Act, if required; and

  •
  any necessary qualification or registration under applicable state or other securities law or the availability of an exemption from such qualification and registration.

        If such conditions are not satisfied with respect to a holder prior to the close of business on the specified purchase date, Bunge Limited Finance will pay the purchase price of the notes of the holder entirely in cash. Bunge Limited Finance may not change the form or components or percentages of components of consideration to be paid for the notes once Bunge Limited Finance has given the notice that Bunge Limited Finance is required to give to holders of notes, unless the conditions to deliver Bunge Limited common shares are not satisfied.

        In connection with any purchase offer, Bunge Limited Finance will, if required, comply with the provisions of Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable.

        A holder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. The holder will receive payment on the later of (1) the specified purchase date or (2) the time of book-entry transfer or the delivery of the notes, as applicable. If the paying agent holds money or securities sufficient to pay the purchase price of the notes on the business day following the specified purchase date, then:

  •
  the notes will cease to be outstanding;

  •
  interest on the notes will cease to accrue; and

  •
  all other rights of the holder with respect to the notes will terminate.

        The foregoing procedure will apply regardless whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent.

Purchase of Notes at Option of Holder Upon Change of Control

        Upon the occurrence of a Change of Control on or prior to November 15, 2007, each holder of notes will have the right to require Bunge Limited Finance to repurchase all or any part of such holder's notes for cash pursuant to a Change of Control offer at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to the date of purchase.

        Within 30 days following any Change of Control, Bunge Limited Finance will direct the trustee to mail a notice to each holder to, among other things, the following effect:

  •
  stating that a Change of Control has occurred and a Change of Control offer is being made;

  •
  describing the transaction or transactions constituting the Change of Control; and

  •
  setting forth the terms and conditions of the Change of Control offer, including the purchase price, the date of purchase and the tender procedures.

        Holders electing to have notes purchased will be required to surrender their notes, with an appropriate form duly completed, to the trustee at the address specified in the notice at least three business days prior to the date of purchase. Each holder will be entitled to withdraw its election if the trustee receives, not later than one business day prior to the date of purchase, a notice to the effect that such holder is withdrawing its election to have its notes purchased. The notice, delivery and withdrawal procedures are described in more detail under "—Purchase of Notes at Option of Holder."

        Prior to or on the date of purchase, Bunge Limited Finance will irrevocably deposit with the trustee in cash an amount equal to the purchase price payable to the holders entitled thereto. The trustee will, on or promptly after the date of purchase, make payment to each tendering holder of the purchase price.

        Bunge Limited Finance will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the provisions of the indenture applicable to a Change of Control offer made by Bunge Limited Finance and purchases all notes validly tendered and not withdrawn under such Change of Control offer.

        Bunge Limited and Bunge Limited Finance will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control offer, Bunge Limited and

Bunge Limited Finance will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations described above by virtue thereof.

Further Issuances

        Bunge Limited Finance may from time to time, without the consent of existing noteholders, create and issue further notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes.

Guarantee

        Bunge Limited has fully, unconditionally and irrevocably guaranteed to each holder and the trustee the full and prompt payment of principal of and premium, if any, and interest on the notes, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise, including any additional amounts required to be paid in connection with certain taxes.

Ranking

        The notes are unsecured and unsubordinated indebtedness of Bunge Limited Finance and rank equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness of Bunge Limited Finance.

        The guarantee is an unsecured and unsubordinated obligation of Bunge Limited and ranks equally in right of payment with all other existing and future unsecured and unsubordinated indebtedness and obligations of Bunge Limited. The guarantee effectively ranks junior in right of payment to any secured indebtedness of Bunge Limited to the extent of the assets securing such indebtedness and to all indebtedness and other liabilities of its subsidiaries.

Additional Amounts

        In the event that payments are made by Bunge Limited pursuant to its obligations under the guarantee, Bunge Limited will pay to the holder of any note additional amounts as may be necessary so that every net payment made by Bunge Limited of the principal of and premium, if any, and interest on such note, after deducting or withholding for or on account of any present or future tax, duty, fee, assessment or other governmental charge duly imposed by, and payable by that holder to, Bermuda, will not be less than the amount provided in that note to be then due and payable. Bunge Limited will not be required, however, to make any payment of additional amounts for or on account of any such tax imposed by reason of the noteholder having some connection with any such jurisdiction other than its participation as noteholder under the indenture.

Covenants

        The indenture sets forth covenants that impose limitations and restrictions on Bunge Limited Finance, including those described below. The indenture also sets forth a covenant that limits the consolidation, merger, amalgamation and sale of assets by Bunge Limited. However, neither Bunge Limited nor its subsidiaries other than Bunge Limited Finance are restricted by the indenture from paying dividends or making distributions on its capital stock, or purchasing or redeeming its capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

  Limitations and Restrictions on Bunge Limited Finance

        The indenture limits and restricts Bunge Limited Finance from taking the following actions or engaging in the following activities or transactions:

  •
  engaging in any business or entering into, or being a party to, any transaction or agreement except for:

  •
  the issuance and sale of the notes;

  •
  the incurrence of other indebtedness ranking not greater than equal in right of payment with the notes;

  •
  the entering into of Hedge Agreements relating to the notes or such other indebtedness and having a notional amount not exceeding the aggregate principal amount of the notes and such other indebtedness outstanding; and

  •
  the use of the net proceeds from the issuance of the notes or such other indebtedness to make intercompany loans to the Bunge master trust as described under "Description of Master Trust Structure;"

  •
  acquiring or owning any subsidiaries or other assets or properties, except for instruments evidencing an interest in intercompany loans, as described under "Description of Master Trust Structure," and Hedge Agreements relating to its Indebtedness;

  •
  incurring any Indebtedness which ranks senior in right of payment to the notes;

  •
  creating, assuming, incurring or suffering to exist any Lien upon any Property whatsoever;

  •
  entering into any consolidation, merger, amalgamation, joint venture, syndicate or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables; and

  •
  amending, supplementing or otherwise modifying certain specified provisions of the documents relating to Bunge Limited Finance's rights or benefits under the master trust without the consent of the holders of a majority in principal amount of the notes. Modifications requiring consent include those that would subordinate the rights of the series 2002-1 variable funding certificate (under which Bunge Limited Finance has loaned the proceeds of the notes offered hereby) relative to any other series, reduce or delay distributions to be made by the master trust, or change how Bunge Limited Finance's interest in the master trust is calculated.

  Limitation on Consolidation, Merger, Amalgamation and Sale of Assets by Bunge Limited

        The indenture provides that Bunge Limited may consolidate with or merge or amalgamate with or into, or sell, lease, convey all or substantially all of its assets to, another person only if:

(1)
the successor is either Bunge Limited or is a person organized under the laws of Bermuda, the United States, any state, the District of Columbia or any full member state of the European Union as of the date of the indenture (other than Greece), Canada, Australia or Switzerland and assumes by supplemental indenture all of Bunge Limited's obligations under the indenture and the guarantees; and

(2)
immediately after giving effect to the transaction no event of default under the indenture, or event which with notice or lapse of time would be an event of default under the indenture, has occurred and is continuing.

The successor will be substituted for Bunge Limited for the purposes of the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor may exercise the rights and powers of Bunge Limited under the indenture.

        In the event that Bunge Limited consolidates with or merges or amalgamates with or into, or sells, leases or conveys all or substantially all of its assets to, another person and the successor is a person organized under the laws of a full member state of the European Union as the date of the indenture (other than Greece), Canada, Australia or Switzerland, Bunge Limited and the successor will, as a condition to such consolidation, merger, amalgamation or sale of assets, comply with the following additional requirements:

  •
  enter into a supplemental indenture with the trustee providing for full, unconditional and irrevocable indemnification of the holders of the notes and the trustee against any tax or duty of whatever nature which is incurred or otherwise suffered by the trustee or such holders with respect to the notes and which would not have been incurred or otherwise suffered in the absence of such consolidation, merger, amalgamation or sale of assets; and

  •
  deliver to the trustee legal opinions of independent legal counsel of recognized standing in New York and the applicable member state of the European Union, Canada, Australia or Switzerland under whose laws the successor is organized, to the effect that the obligations of the successor with respect to the guarantee are legal, valid, binding and enforceable in accordance with their terms.

Events of Default

        Each of the following is an event of default under the indenture:

(1)
the default in any payment of interest or additional interest (as required by the registration rights agreement) on any note when due, continued for 30 days;

(2)
the default in the payment of principal of, or premium, if any on, any note when due at its stated maturity, upon redemption, upon purchase by Bunge Limited Finance at the option of the holder, upon declaration of acceleration or otherwise;

(3)
the failure to deliver common shares of Bunge Limited upon the due exercise of the conversion right in the notes by holders of notes to convert those notes into common shares of Bunge Limited, continued for 15 days;

(4)
the failure by Bunge Limited Finance or Bunge Limited to comply for 60 days after written notice with its other agreements contained in the indenture;

(5)
the failure of Bunge Limited Finance, Bunge Limited or any Subsidiary (a) to pay the principal of any Indebtedness or of any other material amounts under any other agreement on the scheduled or original date due, (b) to pay interest on any Indebtedness beyond any provided grace period or (c) to observe or perform any agreement or condition relating to such Indebtedness, that has caused such Indebtedness to become due prior to its stated maturity; provided, however, that an event described in sub-clause  (a), (b) or (c) above shall not constitute an event of default unless, at such time, one or more events of the type described in clauses (a), (b) or (c) shall have occurred or be continuing with respect to Indebtedness in an amount exceeding $50,000,000;

(6)
certain events of bankruptcy, insolvency or reorganization of (a) Bunge Limited Finance, (b) Bunge Limited, (c) any Subsidiary that has been designated by Bunge Limited as eligible for intercompany loans to be made by the master trust as described under "Description of Master Trust Structure," or (d) any other Subsidiary which is material to Bunge Limited; or

(7)
one or more judgments or decrees shall have been entered against Bunge Limited Finance or Bunge Limited involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of (a) in the case of Bunge Limited Finance, $50,000 or more, and (b) in the case of Bunge Limited, $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof.

        A default under clause (4) above that has occurred and is continuing will not constitute an event of default under the indenture until the trustee or the holders of not less than 25% in principal amount of the outstanding notes notify Bunge Limited Finance or Bunge Limited, as the case may be, of the default and such default is not cured within the time specified in such clause (4) after receipt of such notice.

        If an event of default (other than an event of default described in clause (6) above) occurs and is continuing, the trustee by written notice to Bunge Limited Finance, or the holders of at least 25% in principal amount of the outstanding notes by written notice to Bunge Limited Finance and the trustee, may, and the trustee at the request of such holders shall, declare the principal of and premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an event of default described in clause (6) above occurs and is continuing, the principal of and premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing events of default, other than the nonpayment of the principal of and premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived. If an event of default has occurred and not been cured or waived, and the principal of and premium, if any, and accrued and unpaid interest on the notes has become due and payable, by declaration, automatic acceleration or otherwise, then the trustee shall give notice to The Bank of New York, as trustee under the master trust as described under "Description of Master Trust Structure," to declare due and payable the intercompany loans that had been made using the net proceeds from the sale of the notes.

        Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

  •
  such holder has previously given the trustee written notice that an event of default under the indenture is continuing;

  •
  holders of at least 25% in principal amount of the outstanding notes have requested in writing that the trustee pursue the remedy;

  •
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  •
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  •
  the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the interest of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines that withholding notice is in the interests of the holders. In addition, Bunge Limited Finance is required to deliver to the trustee, within 10 days after becoming aware of the occurrence of any default, notice of such default, and in any event within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Amendments and Waivers

        Modifications and amendments of the indenture may be made by Bunge Limited Finance, Bunge Limited and the trustee with the consent of the holders of a majority in principal amount of the notes then outstanding under the indenture (including consents obtained in connection with a tender offer or exchange offer for the notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

  •
  reduce the amount of notes whose holders must consent to an amendment of the indenture or the notes, or certain specified provisions of the documents relating to Bunge Limited Finance's rights or benefits under the master trust;

  •
  reduce the stated rate of or extend the stated time for payment of interest on any note;

  •
  reduce the principal of or change the stated maturity of any note;

  •
  reduce the amount payable upon the redemption or repurchase of any note;

  •
  following a Change of Control, make any change in the time in which a Change of Control offer must be made or the time in which a Change of Control payment must be made;

  •
  make any note payable in money other than that stated in the note;

  •
  impair the right of any holder to receive payment of principal of and premium, if any, and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes;

  •
  adversely affect the terms of the conversion right in any note;

  •
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions; or

  •
  release Bunge Limited or modify the guarantee other than in accordance with the indenture.

        The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by Bunge Limited Finance with certain restrictive provisions of the indenture. Subject to certain rights of the trustee as provided in the indenture, the holders of a majority in aggregate principal amount of the notes, on behalf of all holders, may waive any past default under the indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the notes), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the indenture cannot be modified or amended without the consent of the holder of each note that is affected.

        Without the consent of any holder, Bunge Limited Finance, Bunge Limited and the trustee may modify or amend the indenture to:

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  provide for the assumption by a successor of the obligations of Bunge Limited under the indenture;

  •
  provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

  •
  add additional guarantees with respect to the notes;

  •
  secure the notes;

  •
  add to the covenants of Bunge Limited Finance or Bunge Limited for the benefit of the holders or surrender any right or power conferred upon Bunge Limited Finance or Bunge Limited;

  •
  make provisions with respect to the conversion rights in the notes upon the occurrence of an event of default described under "—Covenants—Limitation on Consolidation, Merger, Amalgamation and Sale of Assets by Bunge Limited;"

  •
  make any change that does not adversely affect the interests of any holder;

  •
  provide for the issuance of additional notes; or

  •
  comply with any requirement of the U.S. Securities and Exchange Commission in connection with the qualification of the indenture under the U.S. Trust Indenture Act of 1939.

        The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, Bunge Limited Finance is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Calculations in Respect of Notes

        Bunge Limited will be responsible for making all calculations called for under the notes. These calculations include, without limitation, determinations of the sale prices of the common shares of Bunge Limited and the applicable conversion rate of the notes. Bunge Limited will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on holders of the notes. Bunge Limited will provide a schedule of its calculations to the trustee and the conversion agent, and the trustee and the conversion agent will be entitled to rely upon the accuracy of its calculations without independent verification. The trustee will forward Bunge Limited's calculations to any holder of the notes upon the request of that holder.

No Petition

        By its acquisition of a note, each noteholder agrees that neither it nor the trustee on its behalf may commence, or join with any other person in the commencement of, a bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding with respect to Bunge Limited Finance under any applicable insolvency laws until one year and one day after all of the notes and all other Indebtedness of Bunge Limited Finance ranking equal with or junior to the notes in right of payment are paid in full, including all interest and any premium thereon.

Concerning the Trustee

        The Bank of New York is the trustee under the indenture and has been appointed by Bunge Limited Finance as registrar, paying agent and conversion agent with regard to the notes. The address of The Bank of New York is 101 Barclay Street, 21st Floor West, New York, New York 10286.

Governing Law

        The notes, the guarantee and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Consent to Jurisdiction

        Bunge Limited has irrevocably submitted to the jurisdiction of any New York state court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture, the notes or the guarantee, and has agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and has waived, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Currency Indemnity

        The obligation of Bunge Limited to make any payments under the indenture, the notes or the guarantee is in U.S. dollars. Any amount received or recovered in a currency other than U.S. dollars as a result of any judgment or order given or made in a currency other than U.S. dollars in respect of an amount due under the indenture, the notes or the guarantee will constitute a discharge of Bunge Limited's obligation only to the extent of the amount in U.S. dollars that the noteholder is able to purchase with the amount such noteholder receives or recovers. If the amount of U.S. dollars purchased by such noteholder is less than the amount expressed to be due to such noteholder, Bunge Limited will indemnify the noteholder against any loss sustained as a result. In any event, Bunge Limited will indemnify the noteholder against the cost of any such purchase.

Registration Rights

        In connection with the private placement on November 27, 2002, Bunge Limited Finance and Bunge Limited entered into a registration rights agreement with the initial purchasers of the notes. In the registration rights agreement, Bunge Limited Finance and Bunge Limited agreed to use their reasonable best efforts to keep the registration statement of which this prospectus is a part effective until all transfer restricted securities have ceased to be transfer restricted securities. For purposes hereof, "transfer restricted securities" means the notes and the underlying common shares of Bunge Limited issuable upon the conversion of the notes, any securities into or for which such underlying common shares have been converted or exchanged, and any security issued with respect thereto upon any share dividend, bonus issue, split, subdivision or similar event until, in the case of each security, the earlier to occur of (i) the date on which that security has been effectively registered under the Securities Act and resold or otherwise disposed of in accordance with the shelf registration statement; and (ii) the date on which that security is distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or may be sold under Rule 144(k) (or any successor provision) under the Securities Act.

        During any 365-day period, we have the ability to suspend the availability of the shelf registration statement and the use of this prospectus for up to four periods of up to 30 consecutive days, but no more than an aggregate of 90 days during any 365-day period, if our board of directors determines in its reasonable judgment that there is a valid purpose for the suspension. If the shelf registration statement ceases to be effective at any time that Bunge Limited Finance and Bunge Limited are obligated to maintain its effectiveness, except as permitted during a suspension period as described above, a registration default will have occurred. In the event of a registration default, we have agreed to pay additional interest to each holder of transfer restricted securities in an amount equal to 0.25% per annum of (1) in the case of the notes, the principal amount of the notes constituting transfer restricted securities held by the holder and (2) in the case of common shares, an amount equal to the product of the conversion price applicable to the notes and the number of common shares constituting transfer restricted securities held by the holder, in each case, during the first 90-day period following such registration default, increasing by an additional 0.25% per annum during each subsequent 90-day period, up to a maximum of 0.50%, until the registration default is cured. All accrued additional interest will be paid to holders in the same manner as interest payments on the notes on semi-annual payment dates that correspond to interest payment dates for the notes. Additional interest only accrues during a registration default.

Defined Terms

        "Change of Control" means:

(1)
with respect to Bunge Limited, the occurrence of either of the following events:

•
at any time during any twelve consecutive calendar months, more than 50% of the members of the board of directors of Bunge Limited who were members on the first day of such period will have resigned or will have been removed or replaced, other than as a result of death, disability or change in personal circumstances; or

•
any person or "group" (as defined in section 13(d)(3) of the Exchange Act, but excluding (a) any employee benefit or stock ownership plans of Bunge Limited, (b) members of the board of directors and executive officers of Bunge Limited as of the date immediately prior to the execution and delivery of the indenture, (c) the families of such members and executive officers, and (d) family trusts established by or for the benefit of any of the foregoing individuals) will have acquired more than 50% of the combined voting power of all classes of common shares of Bunge Limited, provided that a Change of Control will not be deemed to have occurred in the event that the purchase by Bunge Limited of common shares issued and outstanding on the date immediately prior to the execution and delivery of the indenture results in one or more of Bunge Limited's shareholders of record as of such date controlling more than 50% of the combined voting power of all classes of common shares of Bunge Limited; and

(2)
with respect to Bunge Limited Finance, if at any time Bunge Limited fails to own, directly or indirectly, 100% of the capital stock of Bunge Limited Finance.

        "Hedge Agreements" means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

        "Indebtedness" means, as to any person, without duplication:

(1)
all obligations of such person for borrowed money;

(2)
all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3)
all obligations of such person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business;

(4)
all obligations of such person as lessee which are capitalized in accordance with U.S. GAAP;

(5)
all obligations of such person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property);

(6)
all obligations of such person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements;

(7)
all Indebtedness of others secured by (or for which the holder of such Indebtedness has existing right, contingent or otherwise, to be secured by) a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person;

(8)
all net obligations of such person in respect of equity derivatives and Hedge Agreements; and

(9)
all guarantees of such person (other than guarantees of obligations of direct or indirect Subsidiaries of such person).

        "Lien" means any mortgage, lien, security interest, pledge, charge or other encumbrance.

        "Property" means any property, whether presently owned or hereafter acquired, including any asset, revenue, or right to receive income or any other property, whether tangible or intangible, real or personal.

        "Subsidiary" means any corporation, limited liability company or other business entity of which the requisite number of shares of stock or other equity ownership interests having ordinary voting power (without regard to the occurrence of any contingency) to elect a majority of the directors, managers or trustees thereof, or any partnership of which more than 50% of the partners' equity interests (considering all partners' equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by Bunge Limited, one or more of the Subsidiaries, or a combination thereof.

DESCRIPTION OF SHARE CAPITAL

        For certain information about our memorandum of association, the rights, preferences and restrictions attaching to our shares and our bye-laws, please see "Item 10B. Additional Information—Memorandum and articles of association" in our 2002 Annual Report, incorporated herein by reference. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

        We are a limited liability company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 20791. We were incorporated on May 18, 1995 under the name Bunge Agribusiness Limited, and our name was changed to Bunge Limited on February 5, 1999. Our registered office is located at 2 Church Street, Hamilton, HM 11 Bermuda.

        The objects of our business are set out in paragraph 6 of our memorandum of association. Our objects include:

  •
  to carry on the business of the production, development, processing, manufacturing, purchasing, handling, selling and trading of, and otherwise dealing in, all types of agricultural produce and commodities and their derivatives and all types of animals and animal products and their derivatives and all types of branded food products;

  •
  to carry on the business of seed crushing, oil extraction by crushing and any other processes and milling;

  •
  to carry on the business of mining and quarrying of fertilizer raw materials and the production, development, processing, manufacturing, purchasing, handling, selling and trading of, and otherwise dealing in, fertilizers of every description;

  •
  to carry on the business of logistics and transportation services;

  •
  to do any of the foregoing by electronic means, including over the Internet;

  •
  to act and perform all of the functions of a holding company;

  •
  to acquire and own securities and other property with a view to investment;

  •
  to provide financing and financial services and to make financial accommodation and to advance and lend money or other property to any entity in our group; and

  •
  other financing and general objects.

        Since 1998, other than increasing our authorized share capital, effecting a share exchange with our sole shareholder to reduce the par value of our common shares, authorizing a 52.65-to-1 share dividend in respect of our contributed surplus, authorizing the creation of preference shares, the issuance of 17,600,000 common shares at a the price of $16.00 per share in our initial public offering in August 2001, the issuance of 13,743,633 common shares at the price of $19.00 per share in a public offering in March 2002, the convertible note offering to which this prospectus relates and the common shares issued in connection with grants under our Non-Employee Directors' Equity Incentive Plan and Employee Equity Incentive Plan, there have been no material changes to our share capital. For more information about the Non-Employee Directors' Equity Incentive Plan and Employee Equity Incentive Plan, see "Item 6B. Directors, Senior Management and Employees— Compensation" in our 2002 Annual Report. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.

        There have been no public takeover offers by third parties for our shares nor have we made any public takeover offers for the shares of another company during the last or current financial years, except as described under "Item 4A. Information on the Company—History and development of the Company—Principal Capital Expenditures, Acquisitions and Divestitures" in our 2002 Annual Report, incorporated herein by reference.

Share Capital

        Our authorized share capital consists of 240,000,000 common shares, par value $.01 per share, 240,000 Series A Preference Shares, par value $.01 per share, and 9,760,000 undesignated preference shares, par value $.01 per share. As of September 25, 2003, we had 99,867,548 common shares issued and outstanding and no preference shares issued and outstanding. All of our issued and outstanding common shares are fully paid. Our common shares are traded on the New York Stock Exchange under the symbol "BG."

        Pursuant to our bye-laws, and subject to the requirements of any stock exchange on which our shares are listed, our board of directors is authorized to issue any of our authorized but unissued shares. Subject to certain exceptions, including public offers for cash, any issuance of common shares or securities convertible into common shares in excess of 20% of the voting power or number of the common shares outstanding before such issuance requires shareholder approval. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Shareholder Rights Plan

        Our Board has adopted a shareholder rights plan. Under the rights plan, one right will be issued and will attach to each outstanding common share. Each right will entitle the holder, in certain circumstances, to purchase from us a unit consisting of one one-thousandth of a Series A Preference Share at an exercise price of $29.02 per right, subject to adjustment in certain events. At our 2003 annual general meeting, our shareholders approved amendments to the plan which extended its term to August 1, 2007 and permit future extensions of its term to be submitted to a shareholder vote at any annual general meeting or special general meeting convened prior to its scheduled expiration. For a more detailed description of the shareholder rights plan, see "Description of Share Capital" in our Registration Statement on Form F-1, as amended (Registration No. 333-81322), filed on March 8, 2002, which description is incorporated herein by reference.

DESCRIPTION OF MASTER TRUST STRUCTURE

        Bunge Limited formed a master trust in order to permit it and its subsidiaries to borrow funds on both a short-term and long-term basis on a more efficient basis. The master trust was created under New York law pursuant to a pooling agreement among Bunge Funding, Inc., Bunge Management Services, Inc., as servicer, and The Bank of New York, as trustee. The primary assets of the master trust consist of intercompany loans made to Bunge Limited and its subsidiaries with the proceeds of funds raised by the master trust through the issuance of variable funding certificates.

        The intercompany loans held by the master trust are made by two of Bunge Limited's subsidiaries. Bunge Finance Limited, Bunge Limited's wholly owned subsidiary organized under the laws of Bermuda, makes loans to Bunge Limited and its non-U.S. subsidiaries. Bunge Finance North America, Inc., a Delaware corporation and a wholly owned subsidiary of Bunge N.A. Holdings, Inc. (which is, in turn, wholly owned by us), makes loans to Bunge Limited's U.S. subsidiaries. Each intercompany loan bears interest at a floating rate specified from time to time by the Bunge subsidiary making the loan at the estimated blended cost of funds of the master trust (plus a small profit margin). Bunge Finance Limited and Bunge Finance North America, Inc. are parties to a sale agreement with Bunge Funding, Inc. under which each intercompany loan, together with all property and proceeds related thereto, is sold to Bunge Funding, Inc. Bunge Funding, Inc., in turn, immediately sells the intercompany loans to the master trust pursuant to a pooling agreement. Bunge Management Services, Inc. services the intercompany loans held by the master trust in accordance with the terms of a servicing agreement among Bunge Management Services, Inc., Bunge Funding, Inc. and The Bank of New York, as trustee.

        We raise the funds to fund the intercompany loans by having the master trust issue trust certificates either to a special purpose subsidiary that is incurring indebtedness or directly to third party investors. As of the date of this prospectus, the master trust has issued five series of trust certificates under series supplements to the pooling agreement, including a series 2002-1 variable funding certificate held by Bunge Limited Finance. The trustee under the master trust is required to allocate collections on the intercompany loans to the trust certificates, including the series 2002-1 variable funding certificate, on an equal basis based upon the principal and accrued interest outstanding with respect to all trust certificates. The master trust may from time to time issue additional series of trust certificates which rank equal in right of payment with the outstanding trust certificates.

        The maximum face amount of the series 2002-1 variable funding certificate held by Bunge Limited Finance is $2,500,000,000. The outstanding amount of the series 2002-1 variable funding certificate varies based on the outstanding amount of indebtedness of Bunge Limited Finance. Under the master trust facility documentation, all of the proceeds borrowed under Bunge Limited Finance's current facilities were used to fund intercompany loans which are acquired by the master trust. In the case of the notes, Bunge Limited Finance was required to use all of the net proceeds from the sale of the notes to increase its investment in the series 2002-1 variable funding certificate, and the master trust used such proceeds to acquire intercompany loans. The principal and interest outstanding on the series 2002-1 variable funding certificate must at all times exceed the aggregate principal and interest outstanding on all of Bunge Limited Finance's debt, including, without limitation, the notes. Accordingly, the holders of the notes will benefit to the extent that payments of principal and interest are made by the borrowers on the intercompany loans held by the master trust. The master trust is intended to allow creditors of Bunge Limited Finance and other holders of master trust certificates to have the benefit of claims on Bunge Limited's subsidiaries obligated under intercompany loans. However, intercompany loans made under the master trust facility directly to Bunge Limited do not create any claims against its subsidiaries for the benefit of the holders of the notes. Although the series 2002-1 variable funding certificate is not pledged to the holders of the notes, the series 2002-1 variable funding certificate and related hedging agreements are the only assets held by Bunge Limited Finance and may not be pledged by Bunge Limited Finance to any of its creditors or any other person. Under the design of the master trust facility structure, the notes have the benefit of the series 2002-1 variable funding certificate and the holders of the notes thus have the benefit of access on an equal basis with other creditors holding indebtedness owed or payable by Bunge Limited Finance to the payments made on the series 2002-1 variable funding certificate.

        Bunge Limited Finance has been organized and structured to be a bankruptcy-remote entity. As part of the bankruptcy-remote structure of Bunge Limited Finance, the certificate of incorporation of Bunge Limited Finance requires the vote of at least two directors who are individuals that are "independent" (within the meaning of the certificate of incorporation of Bunge Limited Finance) of Bunge Limited and its affiliates (except that such independent directors of Bunge Limited Finance may also be the independent directors of Bunge Asset Funding Corp., Bunge Funding, Inc., Bunge Finance Europe B.V. and any other financing subsidiary established to advance funds to the master trust) in order to, among other things, (1) file a voluntary petition for bankruptcy under the U.S. bankruptcy code or (2) change the voting requirement with respect to the filing of such a voluntary petition for bankruptcy. Each of Bunge Limited Finance's creditors has made "non-petition" agreements agreeing not to institute, or join any other person in instituting, against Bunge Limited Finance, any bankruptcy or similar insolvency proceeding under the laws of any jurisdiction for a period of one year and one day after all outstanding debt of Bunge Limited Finance has been paid in full.

        If Bunge Limited Finance were to become subject, for any reason, to any voluntary or involuntary bankruptcy proceeding, the proceeds of payments to the master trust on the intercompany loans would be subject to such bankruptcy proceedings. In such event, the holders of the notes would experience delays in recovering principal and interest on their notes from the proceeds of such intercompany loans. The holders of the notes would, however, be able to make a claim on Bunge Limited's guarantee in such circumstances unless the guarantee is unavailable for any reason (whether due to our bankruptcy or otherwise).

        Credit facilities and debt issuances that use the master trust structure include the following:

  •
  $600 million commercial paper facility, backed by a revolving credity facility of the same amount;

  •
  $650 million multicurrency revolving credit facility, consisting of a $455 million 364-day tranche and a $195 million three-year tranche;

  •
  $107 million three-year Trust Certificate due 2003;

  •
  $18 million five-year Trust Certificate due 2005;

  •
  $460 million three-year revolving credit facility;

  •
  $66.5 million two-year revolving credit facility;

  •
  $50 million three-year senior credit facility;

  •
  $82 million 6.31% Senior Guaranteed Notes, Series A, Due September 30, 2007;

  •
  $53 million 6.78% Senior Guaranteed Notes, Series B, Due September 30, 2009;

  •
  $351 million 7.44% Senior Guaranteed Notes, Series C, Due September 30, 2012;

  •
  $200 million 7.80% Senior Notes Due 2012;

  •
  $250 million 3.75% Convertible Notes Due 2022; and

  •
  $300 million 5.875% Senior Notes Due 2013.

        Our financings under the master trust structure contain various restrictive covenants that in some cases include limitations on, among other things, our ability to (1) merge, amalgamate or sell all or substantially all of our assets, (2) incur certain liens, (3) enter into certain sale-leaseback transactions and (4) incur certain indebtedness by subsidiaries. In addition, Bunge Limited must comply with certain financial covenants as of the end of each fiscal quarter. All of the restrictive covenants in the master trust financings are subject to significant qualifications and exceptions.

TAXATION

Bermuda Tax Considerations

        The following discussion is the opinion of Conyers Dill & Pearman, our special Bermuda counsel. At the present time there is no income or other tax of Bermuda imposed by withholding or otherwise on any payment to be made by Bunge Limited pursuant to the guarantee included in the indenture governing the notes and there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by Bunge Limited in connection with the issuance of the notes by Bunge Limited Finance. Further, at the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to Bunge Limited or to any of Bunge Limited's operations or to Bunge Limited's shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property or leasehold interests in Bermuda held by Bunge Limited.

Certain U.S. Federal Income Tax Considerations

        The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, and the ownership and disposition of Bunge Limited common shares acquired upon the conversion of the notes, by beneficial owners ("Holders") that will purchase the notes pursuant to this prospectus and that will hold the notes and the common shares of Bunge Limited as capital assets. This summary is based on the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). This summary is intended for general information only, and does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to the particular circumstances of Holders, or to Holders that may be subject to special U.S. federal income tax rules (such as dealers in securities or foreign currencies, insurance companies, real estate investment trusts, regulated investment companies, financial institutions, partnerships and other pass-through entities, U.S. expatriates, tax-exempt organizations, United States Holders (as defined below) whose functional currency is not the U.S. dollar, persons who own 10% or more of Bunge Limited common shares and persons who hold the notes or common shares of Bunge Limited as part of a hedge, straddle, conversion or constructive sale transaction or other risk reduction transaction). Furthermore, this summary does not address any state, local or foreign tax implications, or any aspect of U.S. federal tax law other than income taxation.

        PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES AND OF THE OWNERSHIP AND DISPOSITION OF COMMON SHARES OF BUNGE LIMITED ACQUIRED UPON THE CONVERSION OF THE NOTES, BASED UPON THEIR PARTICULAR SITUATIONS INCLUDING ANY CONSEQUENCES ARISING UNDER APPLICABLE STATE, LOCAL AND FOREIGN TAX LAWS.

        For purposes of this discussion, a "United States Holder" means a Holder of a note or common share of Bunge Limited that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person under the Code. Correspondingly, a "Foreign Holder" is a Holder that is not a United States Holder. The U.S. federal income tax consequences of a partner in a partnership holding notes or the common shares of Bunge Limited generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding notes or common shares of Bunge Limited should consult their own tax advisors.

The Notes

United States Holders

  Payments of Stated Interest

        Stated interest payable on a note generally will be taxable to a United States Holder as ordinary interest income at the time the interest is accrued or received in accordance with the United States Holder's regular method of tax accounting.

  Additional Interest

        We intend to take the position that, for U.S. federal income tax purposes, any increase in the annual interest rate on the Notes (in the event that the registration default as described under "Description of Notes—Registration Rights" occurs) should be taxable to a United States Holder as additional interest income when received or accrued in accordance with such United States Holder's regular method of tax accounting. This position is based in part on the assumption that, as of the date of this prospectus, the possibility of an increase in the annual interest rate is a "remote" or "incidental" contingency within the meaning of applicable Treasury regulations. Our determination that such possibility is a remote or incidental contingency is binding on a United States Holder, unless such Holder explicitly discloses to the Internal Revenue Service ("IRS"), on such Holder's U.S. federal income tax return for the tax year during which the note is acquired, that such Holder is taking a different position. Regardless of our position, however, the IRS may take the contrary position that an increase in the annual interest rate is not a remote or incidental contingency, which could affect the timing and character of income to be recognized by United States Holders in respect of the Notes.

  Market Discount and Premium

        A United States Holder that purchases a note at a price less than its stated principal amount would be treated for U.S. federal income tax purposes as having purchased the note with market discount, subject to a de minimis exception. In the case of a note having market discount, a United States Holder will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, such note as ordinary income to the extent of the market discount that accrued during such United States Holder's holding period for the note, unless such United States Holder elects to annually include market discount in gross income over time as the market discount accrues (on a ratable basis or, at the election of the United States Holder, constant yield basis). Such election, once made, is irrevocable. In addition, a United States Holder that holds a note with market discount, and that does not elect to accrue market discount into gross income over time, may be required to defer the deduction of interest expense incurred or continued to purchase or carry the note.

        Furthermore, if a note is purchased by a United States Holder with a more than de minimis market discount and is subsequently disposed in a transaction that is nontaxable in whole or in part (other than certain transactions described in section 1276(d) of the Code), accrued market discount will be includible in gross income as ordinary income as if such United States Holder had sold the note at its then fair market value.

        A United States Holder that purchases a note for an amount in excess of its stated principal amount may elect to treat the excess as "amortizable bond premium," in which case, the amount required to be included in the United States Holder's gross income each year with respect to interest on the note will be reduced by the amount of amortizable bond premium allocable (based on the note's yield to maturity) to that year. Any election to amortize bond premium will apply to all notes held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder and is irrevocable without the consent of the IRS.

  Sales and Other Taxable Dispositions

        In general, upon the sale or other taxable disposition of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized on such sale or other taxable disposition (not including any amount attributable to accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes and therefore will be taxable as ordinary income) and such Holder's adjusted tax basis in the note. Such gain or loss generally will be capital gain or loss (except that any gain will be treated as ordinary income to the extent of any market discount that has accrued on the note but has not previously been included in gross income of the United States Holder), and will constitute long term capital gain or loss if the note was held by such United States Holder for more than one year and otherwise will be short term capital gain or loss. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such Holder, increased by any market discount included into gross income, and reduced by any principal payments received by such United States Holder. Under current U.S. federal income tax law, net long-term capital gains of non-corporate United States Holders (including individuals) may be eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitations under the Code.

  Adjustment to the Conversion Rate

        A United States Holder of a note might be treated as receiving a constructive dividend distribution from us if (i) the conversion rate is adjusted and as a result of such adjustment the proportionate interest of the United States Holder in our assets or earnings and profits is increased and (ii) the adjustment is not made pursuant to a bona fide reasonable anti-dilution formula. For example, an adjustment in the conversion rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a United States Holder for certain taxable distributions with respect to the common stock of Bunge Limited. Thus, under certain circumstances, an increase in the conversion rate might give rise to a taxable dividend to a United States Holder of a note even though such United States Holder would not receive any cash related thereto.

  Exchange of the Notes for Common Shares of Bunge Limited

        A United States Holder's exchange of the notes for common shares of Bunge Limited generally will be treated as a sale or exchange of the notes for U.S. federal income tax purposes. Accordingly, a U.S. Holder generally will recognize gain or loss in the manner described above under "Sale and Other Taxable Dispositions"). The United States Holder's initial tax basis in the common shares of Bunge Limited received in the exchange generally will equal the fair market value of such shares at the time of the exchange. The holding period of the Bunge Limited common shares will not include the period of time during which the notes were owned. For a discussion of the U.S. federal income tax consequences of owning the common shares of Bunge Limited see "Common Shares of Bunge Limited—United States Holders" below.

Foreign Holders

  Payments of Stated Interest

        Payments of stated interest on a note by us or any paying agent to a Foreign Holder will not be subject to U.S. federal income tax or withholding tax, provided that:

  •
  the interest income in respect of a note is not effectively connected with the conduct by the Foreign Holder of a trade or business within the United States;

  •
  the Foreign Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our shares entitled to vote;

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  the Foreign Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation (as defined in the Code) related, directly or indirectly, to us through stock ownership;

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  the Foreign Holder is not a bank whose receipt of interest on a note is described in Code Section 881(c)(3)(A); and

  •
  the certification requirements under Code Section 871(h) or 881(c) and Treasury regulations thereunder and described generally below are met.

        For purposes of Code Sections 871(h) and 881(c) and the underlying Treasury regulations, in order to obtain the exemption from U.S. federal income and withholding tax described above, either (1) the Foreign Holder must provide its name and address, and certify, under penalties of perjury, to us or our paying agent, as the case may be, that such Holder is not a United States person or (2) the Foreign Holder must hold its notes through certain intermediaries and both the Foreign Holder and the relevant intermediary must satisfy the certification requirements of applicable Treasury regulations. A certificate described in this paragraph is generally effective only with respect to payments of interest made to the certifying Foreign Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under Treasury regulations, the foregoing certification generally may be provided by a Foreign Holder on IRS Form W-8BEN (or other applicable W-8 form).

        Payments of interest on a note that do not satisfy all of the foregoing requirements generally will be subject to 30% U.S. federal withholding tax unless the Foreign Holder provides us or our paying agent with a properly executed IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty. However, if the interest income in respect of a note is effectively connected with the conduct by the Foreign Holder of a U.S. trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Foreign Holder), then such interest income generally will be exempt from the withholding tax described above, and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated tax rates applicable to United States Holders. A Foreign Holder must provide a duly executed IRS Form W-8ECI to us or our paying agent in order to avoid U.S. federal withholding tax in respect of effectively connected interest income. In certain circumstances, a Foreign Holder that is a corporation also may be subject to an additional "branch profits tax" in respect of the effectively connected interest income (currently at a 30% rate or, if applicable, a lower tax treaty rate).

  Sales and Other Taxable Dispositions

        In general, a Foreign Holder of a note will not be subject to U.S. federal income tax on any gain recognized on the sale or other taxable disposition of a note, unless:

  •
  such Foreign Holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met; or

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of the Foreign Holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Foreign Holder).

  Exchange of the Notes for Common Shares of Bunge Limited

        Exchange of the notes for common shares of Bunge Limited generally will be treated as a sale or exchange of the notes. See "—Foreign Holders—Sale and other Taxable Disposition" for U.S. federal income tax consequences to a Foreign Holder of the exchange of a note for common shares of Bunge Limited. For a discussion of the U.S. federal income tax consequences of owning the common shares of Bunge Limited see "Common Shares of Bunge Limited—Foreign Holders" below.

Backup Withholding and Information Reporting

        Under current U.S. federal income tax law, a backup withholding tax at specified rates (currently 28%) and information reporting requirements apply to certain payments of principal and interest made to, and to the proceeds of sale before maturity by, certain Holders of notes. Backup withholding tax will apply to a United States Holder if:

  •
  the United States Holder fails to furnish its Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the payor in the manner required;

  •
  the United States Holder furnishes an incorrect TIN and the payor is so notified by the IRS;

  •
  the payor is notified by the IRS that the United States Holder has failed to properly report payments of interest or dividends; or

  •
  under certain circumstances, the United States Holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest or dividend payments.

        Backup withholding and information reporting does not apply with respect to payments made to certain exempt recipients, including corporations (within the meaning of Code Section 7701(a)), tax-exempt organizations or qualified pension and profit-sharing trusts. United States Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting, and the procedure for obtaining such an exemption if applicable.

        We must report annually to the IRS and to each Foreign Holder the amount of interest paid on a note and the amount of tax withheld with respect to those payments. Copies of the information returns reporting those interest payments and withholding may also be made available to the tax authorities in the country in which the Foreign Holder resides under the provisions of an applicable income tax treaty. Backup withholding will not apply to payments of principal or interest made by us or any paying agent thereof on a note (absent actual knowledge or reason to know that the Holder is actually a United States Holder) if such Holder has provided the required certification under penalties of perjury that it is not a United States person or has otherwise established an exemption. Backup withholding and information reporting may apply to the proceeds of the sale of a note within the United States or conducted through certain U.S. related financial intermediaries unless the certification requirements described under "—Foreign Holders—Payments of Interest" above are satisfied and the payor does not have actual knowledge or reason to know that the Holder is actually a United States Holder or the Holder has otherwise established an exemption. Foreign Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

        Backup withholding is not an additional tax. Any amounts withheld from a payment under the backup withholding rules will be allowed as a credit against a Holder's U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is furnished to the IRS.

Common Shares of Bunge Limited

United States Holders

  Distributions

        A distribution of cash or property received by a United States Holder in respect of the common shares generally will be considered a taxable dividend to the extent paid out of Bunge Limited's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). In the event that a distribution by Bunge Limited exceeds the amount of such current and accumulated earnings and profits, the excess will be treated first as a nontaxable return of capital to the extent of the United States Holder's tax basis in our shares, and thereafter as capital gain.

        The gross amount of any taxable dividend will be subject to U.S. federal income tax as ordinary dividend income and will not be eligible for the corporate dividends-received deduction. However, pursuant to recently enacted legislation, dividends in respect of Bunge Limited Common Shares paid to certain United States Holders (including individuals) may qualify for preferential rates of U.S. federal income tax provided that Bunge Limited Common Shares are readily tradeable on an established securities market in the United States. Although we believe that Bunge Limited Common Shares currently are readily tradeable on an established securities market in the United States, no assurances can be made that the shares will remain readily tradable. United States Holders are urged to consult their own tax advisors regarding the impact of the recent legislation on their particular situations. For foreign tax credit purposes, the dividend will be income from sources outside the United States. The limitation on foreign taxes eligible for the credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by Bunge Limited generally will constitute "passive income" or in the case of certain United States Holders "financial services income." Taxable dividends paid in a currency other than the United States dollar will be included in the gross income of the United States Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the United States Holder receives the dividend, regardless of whether such currency is actually converted into U.S. dollars. Gain or loss, if any, realized on a sale or other disposition of the foreign currency will be ordinary income or loss. United States Holders are urged to consult their own tax advisors concerning the possibility of foreign currency gain or loss if any such currency is not converted into U.S. dollars on the date of receipt.

  Sale or Other Taxable Dispositions

        Upon a sale or other taxable disposition of Bunge Limited's common shares, a United States Holder will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and the adjusted tax basis of such United States Holder in the common shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the common shares are held by the United States Holder for more than one year at the time of disposition. Under current U.S. Federal income tax law, net long-term capital gains of non-corporate United States Holders (including individuals) may be eligible for taxation at preferential rates. The deduction of capital losses is subject to certain limitations under the Code. Any gain or loss recognized by a United States Holder on a sale or other taxable disposition of the common shares generally will be treated as derived from U.S. sources for U.S. federal income tax purposes.

  Passive Foreign Investment Company Status

        Special U.S. federal income tax rules apply to United States Holders directly or indirectly (including by holding an option to acquire shares of a PFIC) owning shares of a "passive foreign investment company" (a "PFIC"). For this purpose, a note may be treated as an option to acquire common shares of Bunge Limited.

        A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

  •
  at least 75% of its gross income is "passive income"; or

  •
  on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

        For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities transactions, other than gains derived from "qualified active sales" of commodities and "qualified hedging transactions" involving commodities, within the meaning of applicable Treasury regulations (the "Commodity Exception").

        Based on certain estimates of Bunge Limited's gross income and gross assets available as of the date of this Offering and relying on the Commodity Exception, Bunge Limited does not believe that it is currently a PFIC. However, since PFIC status will be determined by Bunge Limited on an annual basis and depends upon the composition of Bunge Limited's income and assets (including, among others, less than 25% owned equity investments), and the nature of Bunge Limited's activities (including Bunge Limited's ability to qualify for the Commodity Exception and similar exceptions), from time to time, there can be no assurance that Bunge Limited will not be considered a PFIC for the current or any future taxable year. Moreover, Bunge Limited will not obtain an opinion of counsel, and no ruling will be sought from the IRS, regarding the U.S. federal income tax characterization of Bunge Limited as a PFIC.

        If Bunge Limited is treated as a PFIC for any taxable year during which a United States Holder held, or was treated as holding, the common shares, certain adverse consequences could apply to the United States Holder (see discussion below). For this reason, if Bunge Limited is treated as a PFIC for any taxable year, a United States Holder may desire to make an election to treat Bunge Limited as a "qualified electing fund" (a "QEF") with respect to such United States Holder. Generally, a QEF election should be made on or before the due date for filing the electing United States Holder's U.S. federal income tax return for the first taxable year in which the common shares are held by such United States Holder and Bunge Limited is treated as a PFIC. However, a United States holder of notes may not be able to make a QEF election prior to the time of conversion of the notes into Bunge Limited common shares, even though the United States Holder may be treated as holding such shares.

        If a timely QEF election is made, the electing United States Holder will be required to annually include in gross income (i) as ordinary income, a pro rata share of Bunge Limited's ordinary earnings, and (ii) as long-term capital gain, a pro rata share of our net capital gain, in either case, whether or not distributed by us. An electing United States Holder that is a corporation will not be eligible for the dividends-received deduction in respect of such income or gain. In addition, in the event that Bunge Limited incurs a net loss for a taxable year, such loss will not be available as a deduction to an electing United States Holder, and may not be carried forward or back in computing our ordinary earnings and net capital gain in other taxable years.

        In certain cases in which a QEF does not distribute all of its earnings in a taxable year, electing United States Holders may also be permitted to elect to defer the payment of some or all of their U.S. federal income taxes on the QEF's undistributed earnings, subject to an interest charge on the deferred tax amount.

        If Bunge Limited is treated as a PFIC for any taxable year during which a United States Holder held the common shares, Bunge Limited will provide to a United States Holder, upon written request, all information and documentation that the United States Holder is required to obtain in connection with its making a QEF election for U.S. federal income tax purposes.

        In general, if a United States Holder fails to make a timely QEF election (or market-to-market election, see discussion below) for any taxable year that Bunge Limited is treated as a PFIC, the U.S.

federal income tax consequences to such United States Holder will be determined under the so-called "interest charge" regime. Under such regime, (i) any gain derived from the disposition of PFIC stock (possibly including a gift, exchange in a corporated reorganization or grant as security for a loan), as well as any "excess distribution" that is received from the PFIC (i.e., a distribution that exceeds 125% of the average distributions from the shorter of the prior three years and the United States Holder's holding period for the stock), would be treated as ordinary income that was earned ratably over each day in the United States Holder's holding period for the PFIC stock, (ii) the portion of such gain or distribution that is allocable to prior taxable years, other than any year before Bunge Limited became a PFIC, would be subject to U.S. federal income tax at the highest rate applicable to ordinary income for the relevant taxable years, regardless of the tax rate otherwise applicable to the United States Holder, and (iii) an interest charge would be imposed on the resulting U.S. federal income tax liability as if such liability represented a tax deficiency for the past taxable years, other than any year before Bunge Limited became a PFIC. In addition, a step-up in the tax basis of the PFIC stock may not be available upon the death of an individual United States Holder.

        IN MANY CASES, APPLICATION OF THE INTEREST CHARGE REGIME WILL HAVE SUBSTANTIALLY MORE ONEROUS U.S. FEDERAL INCOME TAX CONSEQUENCES THAN WOULD RESULT TO A UNITED STATES HOLDER IF A TIMELY QEF ELECTION IS MADE. ACCORDINGLY, IF BUNGE LIMITED IS TREATED AS A PFIC FOR ANY TAXABLE YEAR, UNITED STATES HOLDERS OF THE COMMON SHARES ARE URGED TO CONSIDER CAREFULLY WHETHER TO MAKE A QEF ELECTION, AND THE CONSEQUENCES OF NOT MAKING SUCH AN ELECTION, WITH RESPECT TO AN INVESTMENT IN THE COMMON SHARES.

        As an alternative to the QEF election, and in lieu of being subject to the excess distribution rules discussed above, a United States Holder of "marketable stock" in a PFIC may make a "mark-to-market" election, provided the PFIC stock is regularly traded on a "qualified exchange." Under applicable Treasury regulations, a "qualified exchange" includes a national securities exchange that is registered with the SEC or the national market system established under the Securities Exchange Act of 1934. Currently, the Bunge Limited common shares are traded on the New York Stock Exchange, which is a "qualified exchange." Under applicable Treasury Regulations, PFIC stock traded on a qualified exchange is regularly traded on such exchange for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Bunge Limited cannot assure U.S. Holders that the common shares will be treated as regularly traded stock in a PFIC.

        If the mark-to-market election is made, the electing United States Holder generally would (i) include in gross income, entirely as ordinary income, an amount equal to the difference between the fair market value of the PFIC stock as of the close of such taxable year and its adjusted tax basis in the stock, and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the PFIC stock over its fair market value at the end of the taxable year, but only to the extent of the amount previously included in gross income as a result of the mark-to-market election.

        The mark-to-market election is made with respect to marketable stock in a PFIC on a shareholder-by-shareholder basis and, once made, can only be revoked with the consent of the IRS. Special rules would apply if the mark-to-market election is not made for the first taxable year in which a U.S. person owns stock of PFIC.

  Backup Withholding and Information Reporting

        Information reporting requirements will apply to a United States Holder with respect to distributions by Bunge Limited, or to the proceeds of a sale or redemption of Bunge Limited common shares. In addition, under the backup withholding rules, Bunge Limited or any paying agent may be required to withhold tax from any such payment if a United States Holder fails to furnish his or her correct TIN, to certify that such United States Holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain United States Holders (including, among others, corporations) are exempt from the backup withholding requirements. Any amounts withheld under the backup withholding rules generally may be claimed as a credit against a United States Holder's U.S. federal income tax liability and may entitle such United States Holder to receive a refund provided that the required information is furnished to the IRS.

Foreign Holders

  Distributions

        Payment of dividends generally will not be taxable to a Foreign Holder unless the common shares of Bunge Limited are effectively connected with a U.S. trade or business conducted by the Foreign Holder (and, if a tax treaty applies, are attributable to a U.S. permanent establishment maintained by the Foreign Holder).

  Sales and Other Taxable Dispositions

        In general, a Foreign Holder will not be subject to U.S. federal income tax on any gain recognized on the sale of Bunge Limited's common shares, unless

  •
  such Foreign Holder is a nonresident alien individual who is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are met; or

  •
  the gain is effectively connected with the conduct of a U.S. trade or business of the Foreign Holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Foreign Holder).

SELLING SECURITYHOLDERS

        The notes originally were issued by Bunge Limited Finance and sold to Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., BNP Paribas Securities Corp., HSBC Securities (USA) Inc., ING Bank N.V. and SG Cowen Securities Corporation, as the initial purchasers, and resold by the initial purchasers in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act and outside the United States to non-United States persons in accordance with Regulation S under the Securities Act. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common shares into which the notes are convertible.

        The table below sets forth the name and address of each selling securityholder, the principal amount of notes and the underlying common shares beneficially owned by each selling securityholder that may be offered under this prospectus and the number of common shares into which the notes are convertible. We have prepared the table below based on the information given to us by the selling securityholders on or prior to September 26, 2003.

Name and Address of Selling Securityholder	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Common Shares That May Be Sold(1)(2)	Percentage of Common Shares Outstanding(3)
1976 Distribution Trust FBO A.R. Lauder/Zinterbofer (4)	5,000	*	155	*
2000 Revocable Trust FBO A.R. Lauder/Zinterbofer (4)	5,000	*	155	*
Advent Convertible Master Cayman L.P. (4)	7,070,000	2.83%	219,973	*
AIG DKR SoundShore Opportunity Holding Fund Ltd. (24)	2,000,000	*	62,227	*
Akela Capital Master Fund, Ltd. (5)	9,000,000	3.60%	280,023	*
Alcon Pharmaceuticals (4)	267,000	*	8,307	*
Alexian Brother Medical Center (36)	125,000	*	3,889	*
Allentown City Firefighters Pension Plan (4)	18,000	*	560	*
Allentown City Officers & Employees Pension Fund (4)	12,000	*	373	*
Allentown City Police Pension Plan (4)	23,000	*	715	*
Allstate Insurance Company (6)	1,000,000	*	31,113	*
Allstate Life Insurance Company (6)	3,200,000	1.28%	99,563	*
Aloha Airlines Non-Pilots Pension Trust (36)	80,000	*	2,489	*
Aloha Pilots Retirement Trust (36)	40,000	*	1,244	*
Alpha US Sub Fund 4, LLC (4)	409,000	*	12,725	*
American Fidelity Assurance Company (7)	400,000	*	12,445	*
American Investors Life Insurance Co. (35)	900,000	*	28,002	*
AmerUs Life Insurance Co. (35)	4,000,000	1.60%	124,454	*
AM Investment D Fund LP (39)	330,000	*	10,267	*
AM Investment E Fund Ltd (39)	1,890,000	*	58,804	*

Arapaho County Colorado (4)	42,000	*	1,306	*
Arlington County Employees Retirement System (4)	462,000	*	14,374	*
Asante Health (4)	60,000	*	1,866	*
Aventis Pension Master Trust (7)	110,000	*	3,422	*
Aviva Life Insurance Co. (37)	2,000,000	*	62,227	*
Bankers Life Insurance Company of New York (35)	100,000	*	3,111	*
B.C. McCabe Foundation (9)	175,000	*	5,444	*
Blue Cross Blue Shield of Delaware, Inc. (7)	150,000	*	4,667	*
Boilermaker-Blacksmith Pension Trust (7)	1,200,000	*	37,336	*
British Virgin Island Social Security Board (4)	61,000	*	1,897	*
C&H Sugar Company Inc. (36)	100,000	*	3,111	*
CALAMOS® Convertible Fund—CALAMOS® Investment Trust (7)	5,250,000	2.10%	163,346	*
CALAMOS® Convertible Growth and Income Fund—CALAMOS® Investment Trust (7)	16,000,000	6.40%	497,819	*
CALAMOS® Convertible Portfolio—CALAMOS® AdvisorsTrust (7)	100,000	*	3,111	*
Canaccord Capital Corporation (10)	250,000	*	7,778	*
CareFirst BlueChoice, Inc. (7)	90,000	*	2,800	*
CareFirst of Maryland, Inc. (7)	325,000	*	10,111	*
CEMEX Pension Plan (7)	57,000	*	1,773	*
CGNU Life Fund (37)	800,000	*	24,890	*
Citigroup Global Markets Formerly Salomon Smith Barney (19)	6,346,000	2.54%	197,447	*
City of Albany Pension Plan (7)	65,000	*	2,022	*
City of Knoxville Pension System (7)	135,000	*	4,200	*
City of New Orleans (4)	141,000	*	4,387	*
City University of New York (4)	104,000	*	3,235	*
Cobalt Corporation (9)	307,000	*	9,551	*
Cobra Fund U.S.A. LP (25)	389,000	*	12,103	*
Cobra Masterfund Ltd. (25)	3,111,000	1.24%	96,794	*
Commercial Union Life Fund	1,000,000	*	31,113	*
Delaware State Public Employee Benefit System (4)	1,068,000	*	33,229	*
Delta Airlines Master Trust (7)	630,000	*	19,601	*
Delta Pilots Disability and Survivorship Trust (7)	185,000	*	5,756	*

Dodeca Fund, L.P. (35)	500,000	*	15,556	*
Dorinco Reinsurance Company (7)	400,000	*	12,445	*
Drury University (36)	20,000	*	622	*
FreeState Health Plan, Inc. (7)	35,000	*	1,088	*
Georgia Municipal Employees (4)	1,108,000	*	34,473	*
Grady Hospital Foundation (4)	92,000	*	2,862	*
Greek Catholic Union of the USA (7)	50,000	*	1,555	*
Group Hospitalization and Medical Services, Inc. (7)	350,000	*	10,889	*
Hawaiian Airlines Employees Pension Plan—IAM (36)	30,000	*	933	*
Hawaiian Airlines Pilots Retirement Plan (36)	75,000	*	2,333	*
HealthNow New York, Inc. (7)	200,000	*	6,222	*
HFR Convertible Arbitrage Account (4)	442,000	*	13,752	*
Highbridge International LLC (28)	15,500,000	6.20%	482,262	*
Hillbloom Foundation (36)	35,000	*	1,088	*
IL Annuity and Insurance Co. (35)	14,000,000	5.6%	435,591	*
Independence Blue Cross (4)	377,000	*	8,214	*
ING Convertible Fund (8)	1,490,000	*	46,359	*
ING VP Convertible Portfolio (8)	10,000	*	311	*
Jackson County Employees' Retirement System (7)	225,000	*	7,000	*
Kettering Medical Center Funded Depreciation Account (7)	35,000	*	1,088	*
KeySpan Foundation (9)	50,000	*	1,555	*
Knoxville Utilities Board Retirement System (7)	60,000	*	1,866	*
LB Series Fund, Inc., High Yield Portfolio (14)	840,000	*	26,135	*
LB Series Fund, Inc., Income Portfolio (14)	2,200,000	*	68,450	*
LB Series Fund, Inc., Limited Maturity Bond Portfolio (14)	200,000	*	6,222	*
Lincoln National Convertible Securities Fund (15)	1,500,000	*	46,670	*
Louisiana Workers' Compensation Corporation (7)	155,000	*	4,822	*
Lutheran Brotherhood High Yield Fund (14)	660,000	*	20,535	*
Lutheran Brotherhood Income Fund (14)	1,400,000	*	43,559	*
Lutheran Brotherhood Limited Maturity Growth Fund (14)	200,000	*	6,222	*
Lyxor (4)	1,048,000	*	32,607	*
Lyxor/AM Investment Fund LP (39)	510,000	*	15,867	*

Macomb County Employees' Retirement System (7)	260,000	*	8,089	*
Man Convertible Bond Master Fund, Ltd. (16)	3,100,000	1.28%	96,452	*
Merrill Lynch Insurance Group (4)	302,000	*	9,396	*
Met Investors Bond Debenture Fund (9)	1,000,000	*	31,113	*
Morgan Stanley Dean Witter Convertible Securities Trust (18)	1,000,000	*	31,113	*
Municipal Employees (4)	166,000	*	5,164	*
Munson Medical Center (7)	120,000	*	3,733	*
Munson2 Healthcare Board Designated Operating Fund (7)	90,000	*	2,800	*
National Fuel & Gas Retirement Plan (9)	125,000	*	3,889	*
Nations Convertible Securities Fund (34)	4,000,000	1.60%	124,454	*
New Orleans Firefighters Pension/Relief Fund (4)	94,000	*	2,924	*
NORCAL Mutual Insurance Company (7)	375,000	*	11,667	*
North Pole Capital Masterfund (38)	3,250,000	1.30%	101,119	*
Norwich Union Life & Pensions (37)	1,500,000	*	46,670	*
Oakwood Assurance Company (7)	85,000	*	2,644	*
Oakwood Healthcare Inc. Funded Depreciation (7)	145,000	*	4,511	*
Oakwood Healthcare Inc. Endowment (7)	12,000	*	373	*
Oakwood Healthcare Inc.—OHP (7)	21,000	*	653	*
Oakwood Healthcare Inc. (Pension) (7)	270,000	*	8,400	*
Occidental Petroleum Corporation (4)	182,000	*	5,662	*
Ohio Bureau of Workers Compensation (4)	164,000	*	5,102	*
Oxford, Lord, Abbett & Co. (9)	1,475,000	*	45,892	*
Physicians' Reciprocal Insurers Account #7 (7)	1,200,000	*	37,336	*
Policeman and Fireman Retirement System of the City of Detroit (4)	406,000	*	12,632	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union (7)	620,000	*	19,290	*
Prisma Foundation (7)	35,000	*	1,088	*
Privilege Portfolio SICAV (37)	2,500,00	1.00%	77,784	*
Pro-mutual (4)	412,000	*	12,818	*
R2 Investments LLC (40)	270,000	*	8,400	*
Radian Asset Guaranty (9)	2,750,000	1.10%	85,562	*
Radian Guaranty Inc. (9)	5,000,000	2.00%	155,568	*
RBC Alternative Assets, L.P. (29)	250,000	*	7,778	*

Reciprocal of America (11)	250,000	*	7,778	*
Sage Capital (29)	4,500,000	1.80%	140,011	*
San Francisco City and County ERS (4)	1,021,000	*	31,767	*
Southern Farm Bureau Life Insurance Company (7)	1,000,000	*	31,113	*
SPT (7)	770,000	*	23,957	*
State of Maryland Retirement Agency (4)	2,213,000	*	68,854	*
State of Oregon/SAIF Corporation (36)	2,480,000	*	77,161	*
St. Thomas Trading, Ltd. (16)	4,999,000	2.00%	155,537	*
Sturgeon Limited (20)	1,748,000	*	54,386	*
Sunrise Partners Limited Partnership (30)	20,000,000	8.00%	622,274	*
Tag Associates (4)	81,000	*	2,520	*
Teachers Insurance and Annuity Association (31)	13,000,000	5.20%	404,478	*
The California Wellness Foundation (7)	400,000	*	12,445	*
The Coast Fund L.P. (21)	9,500,000	3.80%	295,580	*
The Cockrell Foundation (7)	100,000	*	3,111	*
The Dow Chemical Company Employees' Retirement Plan (7)	1,200,000	*	37,336	*
The Fondren Foundation (7)	135,000	*	4,200	*
The Grabel Foundation (4)	62,000	*	1,929	*
Thrivent Financial for Lutherans, as successor to Lutheran Brotherhood (14)	2,000,000	*	62,227	*
Total Fina Elf Finance U.S.A. Inc. (9)	175,000	*	5,444	*
Trustmark Insurance (4)	237,000	*	7,373	*
UBS O'Connor LLC F/B/O O'Connor Global Convertible Arbitrage Master Ltd. (22)	3,600,000	1.44%	112,009	*
UBS O'Connor LLC F/B/O O'Connor Global Convertible Portfolio (22)	400,000	*	12,445	*
UBS Warburg LLC (33)	4,500,000	1.80%	140,000	*
Union Carbide Retirement Account (7)	530,000	*	16,490	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund (7)	260,000	*	8,089	*
Univar USA Inc. Retirement Plan (7)	130,000	*	4,044	*
US Bank FBO Benedictine Health Systems (36)	135,000	*	4,200	*

Total	221,989,000	88.80%	6,906,899	6.91%

*
Less than 1%

(1)
Assumes conversion of all of the selling securityholder's notes at a conversion rate of 31.1137 common shares per $1,000 principal amount at maturity of the notes. However, this conversion rate is subject to adjustment as described under "Description of the Notes—Conversion Rights." As a result, the number of common shares issuable upon conversion of the notes may increase or decrease in the future.

(2)
Reflects rounding down of fractional common shares issuable to each selling securityholder upon conversion of the notes.

(3)
Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934 using 99,867,548 common shares outstanding as of September 26, 2003. In calculating this amount, we treated as outstanding the number of common shares issuable upon conversion of all of a particular holder's notes, but we did not assume conversion of any other holder's notes.

(4)
The address of this selling securityholder is 1065 Avenue of the Americas, 31st Floor, New York, NY 10018.

(5)
The address of this selling securityholder is c/o IFA, 48 Par-La-Ville Road, Suite 464, Hamilton, HM 11 Bermuda.

(6)
The address of this selling securityholder is 3075 Sanders Road, Suite G6B, Northbrook, IL 60062.

(7)
The address of this selling securityholder is CALAMOS® Asset Management, Inc., 1111 East Warrenville Road, Naperville, IL 60563-1493.

(8)
The address of this selling securityholder is 7337 E. Doubletree Ranch Rd., Scottsdale, AZ 85258.

(9)
The address of this selling securityholder is Lord, Abbett & Co., 90 Hudson Street, 11th Floor, Jersey City, NJ 07302.

(10)
The address of this selling securityholder is 609 Granville Street, Suite 2200, Vancouver, BC, Canada V7Y1H2.

(11)
The address of this selling securityholder is c/o Invesco, 1166 Avenue of the Americas, New York, NY 10036.

(12)
[Reserved]

(13)
[Reserved]

(14)
The address of this selling securityholder is 625 Fourth Avenue So., Box 1010, Minneapolis, MN 55415.

(15)
The address of this selling securityholder is One Commerce Square—Delaware Investments, 2005 Market Street, 6th Floor, Philadelphia, PA 19103.

(16)
The address of this selling securityholder is 101 Glacier Point Road, Suite D, San Rafael, CA 94901.

(17)
[Reserved]

(18)
The address of this selling securityholder is 1221 Avenue of the Americas, 35th Floor, New York, NY 10020.

(19)
The address of this selling securityholder is 390 Greenwich Street, 3rd Floor Convertibles, New York, NY 10013. Citigroup Global Markets Formerly Salomon Smith Barney was one of the initial purchasers in connection with the private placement of the notes in November 2002. In addition, Citigroup Global Markets Formerly Salomon Smith Barney has engaged in, and may in the future engage in, investment banking, financial advisory and other commercial dealings in the ordinary course of business with us and our affiliates, including participating in our credit facilities, initial public offering, equity follow-on offering and debt offerings.

(20)
The address of this selling securityholder is 48 Par-La-Ville Road, #228, Hamilton, HM 11 Bermuda.

(21)
The address of this selling securityholder is c/o Coast Asset Mgt., L.P., 1221 Bridgeway, Suite 1, Sausalito, CA 94965.

(22)
The address of this selling securityholder is One North Wacker Drive, Floor 32, Chicago, IL 60606.

(23)
[Reserved]

(24)
The address of this selling securityholder is c/o DKR Management Company Inc., 1281 East Main Street, Stamford, CT 06902.

(25)
The address of this selling securityholder is 825 Third Avenue, 40th Floor, New York, NY 10022.

(26)
[Reserved]

(27)
[Reserved]

(28)
The address of this selling securityholder is 9 West 57th Street, 27th Floor, New York, NY 10019.

(29)
The address of this selling securityholder is 1280 N. Palm Avenue, Sarasota, FL 34236.

(30)
The address of this selling securityholder is Two American Lane, Greenwich, CT 06836-2571.

(31)
The address of this selling securityholder is 730 Third Avenue, New York, NY 10017.

(32)
[Reserved]

(33)
The address of this selling securityholder is 677 Washington Boulevard, Stamford, CT 06901.

(34)
The address of this selling securityholder is c/o Banc of America Capital Management, LLC, 601 W. Riverside Ave., Suite 420, Spokane, WA 99201-0621.

(35)
The address of this selling securityholder is Inflection Asset Management, LLC, 1334 Parkview Ave., Suite 310, Manhattan Beach, CA 90266.

(36)
The address of this selling securityholder is Froley, Revy Investment Co., 10900 Wilshire Blvd., Suite 900, Los Angeles, CA 90024.

(37)
The address of this selling securityholder is c/o Morley Fund Management, Corporate Actions, No. 1 Poultry, London ECRR 8EJ.

(38)
The address of this selling securityholder is 372 Bay St., 21st Floor, Toronto, ON, M5H 2W9.

(39)
The address of this selling securityholder is 350 Park Avenue, 4th Floor, New York, NY 10022.

(40)
The address of this selling securityholder is c/o Amalgamated Gadget, L.P. as Investment Manager, 301 Commerce St., 2975, Fort Worth, TX 76102.

        To the extent that any of the selling securityholders identified above are broker-dealers, they are deemed to be, under interpretations of the Securities and Exchange Commission, "underwriters" within the meaning of the Securities Act.

        With respect to selling securityholders that are affiliates of broker-dealers, we believe that such entities acquired their notes or underlying common shares in the ordinary course of business and, at the time of the purchase of the notes or the underlying common shares, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common shares. To the extent that we become aware that such entities did not acquire their notes or underlying common shares in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

        We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the above table.

        Because the selling securityholders may offer all or some of their notes or the underlying common shares from time to time, we cannot estimate the amount of the notes or the underlying common shares that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

        Only selling securityholders identified above who beneficially own the notes set forth opposite each such selling securityholder's name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common shares by any holder not identified above, the registration statement of which this prospectus forms a part will be amended by a post-effective amendment to set forth the name and aggregate amount of notes beneficially owned by the selling securityholder intending to sell such notes or the underlying common shares and the aggregate amount of notes or the number of underlying common shares to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

        Bunge Limited Finance and Bunge Limited are registering the notes and common shares covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. Bunge Limited Finance and Bunge Limited have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the common shares covered by this prospectus.

        Bunge Limited Finance and Bunge Limited will not receive any of the proceeds from the offering of the notes or common shares by the selling securityholders. Bunge Limited Finance and Bunge Limited have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and common shares beneficially owned by them and offered hereby from time to time:

  •
  directly; or

  •
  through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent's commissions from the selling securityholders or from the purchasers of the notes and common shares for whom they may act as agent.

        The notes and the common shares may be sold from time to time in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes or common shares offered by them hereby will be the purchase price of the notes or common shares less discounts and commissions, if any.

        The sales described in the preceding paragraph may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes and common shares may be listed or quoted at the time of sale, including the NYSE in the case of the common shares;

  •
  in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sales of the notes and the common shares or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes and the common shares, short and deliver notes and the common shares to close out the short positions, or loan or pledge notes and the common shares to broker-dealers that in turn may sell the notes and the common shares.

        To the knowledge of Bunge Finance Limited and Bunge Limited, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the common shares by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the notes and the common shares offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the notes and the common shares by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The outstanding common shares are listed for trading on the NYSE under the symbol "BG."

        The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the common shares may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes or the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

        Each of the selling securityholders that is an affiliate of a registered broker-dealer has represented to Bunge Limited Finance and Bunge Limited, and by its use of this prospectus repeats such representations to you, that it purchased its notes in the ordinary course of business and at the time of such purchase had no direct or indirect agreements or understandings with any person to distribute such notes or common shares issuable upon conversion of such notes.

        The notes were issued and sold by Bunge Limited Finance in November 2002 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act, and outside the United States to non-United States persons in accordance with Regulation S under the Securities Act. Bunge Limited Finance and Bunge Limited agreed to jointly and severally indemnify each selling securityholder (including the Initial Purchasers), its affiliates, their respective directors, officers, employees, representatives and agents, and each person, if any, who controls that selling securityholder within the meaning of either the Securities Act or the Exchange Act, and each selling securityholder (including the Initial Purchasers) has agreed to indemnify Bunge Limited Finance and Bunge Limited and their respective affiliates, directors, officers, employees, representatives and agents and each person, if any, who controls Bunge Limited Finance or Bunge Limited within the meaning of either the Securities Act or the Exchange Act, against specified liabilities arising under the Securities Act, the Exchange Act or other applicable law.

        The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common shares by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common shares to engage in market-making activities with respect to the particular notes and the underlying common shares being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying common shares and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common shares.

        Bunge Limited Finance and Bunge Limited will use their reasonable best efforts to keep the registration statement of which this prospectus is a part effective until all transfer restricted securities have ceased to be transfer restricted securities. For purposes hereof, "transfer restricted securities" means the notes and the underlying common shares of Bunge Limited issuable upon the conversion of the notes, any securities into or for which such underlying common shares have been converted or exchanged, and any security issued with respect thereto upon any share dividend, bonus issue, split, subdivision or similar event until, in the case of each security, the earlier to occur of (i) the date on which that security has been effectively registered under the Securities Act and resold or otherwise disposed of in accordance with the shelf registration statement; and (ii) the date on which that security is distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or may be sold under Rule 144(k) (or any successor provision) under the Securities Act.

        During any 365-day period, we have the ability to suspend the availability of the shelf registration statement and the use of this prospectus for up to four periods of up to 30 consecutive days, but no more than an aggregate of 90 days during any 365-day period, if our board of directors determines in its reasonable judgment that there is a valid purpose for the suspension. During the time periods when the use of this prospectus is suspended, each selling securityholder has agreed not to sell the notes or the common shares issuable upon conversion of the notes. We have agreed to pay additional interest to each holder of transfer restricted securities in the event that the shelf registration statement ceases to be effective at any time that Bunge Limited Finance and Bunge Limited are obligated to maintain its effectiveness. See "Description of the Notes—Registration Rights."

        Bunge Finance Limited and Bunge Limited are paying all of the selling securityholders' expenses related to this offering, except the selling securityholders will pay any applicable underwriting and broker's commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by Bunge Finance Limited and Bunge Limited in connection with the preparation of the registration statement of which this prospectus forms a part and the distribution of the notes and the common shares registered hereby. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$121.35
Legal fees and expenses	$20,000.00
Accountants' fees and expenses	$5,000.00
Printing and engraving expenses	$10,000.00
Miscellaneous expenses	$2,000.00

Total	$37,121.35

ENFORCEMENT OF CIVIL LIABILITIES

        Bunge Limited is a Bermuda exempted company. As a result, the rights of holders of common shares of Bunge Limited will be governed by Bermuda law and Bunge Limited's memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Most of Bunge Limited's directors and officers and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of Bunge Limited's assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States and to enforce in the United States judgments obtained in U.S. courts against Bunge Limited or those persons based on the civil liability provisions of the U.S. securities laws. Bunge Limited has been advised by its Bermuda counsel, Conyers Dill & Pearman, that uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions (including the United States) against it or its directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against Bunge Limited or its directors or officers under the securities laws of other jurisdictions.

        Bunge Limited has submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising out of this offering, and Bunge Limited has agreed to accept service of process in any such action at its principal executive offices in White Plains, New York.

LEGAL MATTERS

        The validity of the notes will be passed upon for Bunge Limited Finance by Winston & Strawn LLP, Chicago, Illinois. The validity of the guarantee will be passed upon for Bunge Limited by Shearman & Sterling LLP, New York, New York. The validity of the common shares of Bunge Limited issuable upon the conversion of the notes will be passed upon for Bunge Limited by Conyers Dill & Pearman, Hamilton, Bermuda. James M. Macdonald, a partner of Conyers Dill & Pearman, serves as Bunge Limited's secretary. In addition, certain U.S. federal income tax consequences of these securities will be passed upon for Bunge Limited and Bunge Limited Finance by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Bunge Limited's Annual Report on Form 20-F have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph relating to changes in methods of accounting for goodwill and asset retirement obligations in 2002), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte & Touche LLP is Two World Financial Center, New York, NY 10281.

        The consolidated financial statements of Cereol S.A. at September 30, 2002 and at December 31, 2001 and for the nine month period ended September 30, 2002 and the year ended December 31, 2001 are incorporated in this prospectus by reference from Bunge Limited's Annual Report on Form 20-F for the year ended December 31, 2002 and have been audited by Deloitte Touche Tohmatsu (France), independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the basis of presentation of the 2001 consolidated financial statements of Cereol S.A. described in Note 1 to the consolidated financial statements and to claims and litigation in progress described in Note 15.c to the consolidated financial statements), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The address of Deloitte Touche Tohmatsu (France) is 185, Av. Charles de Gaulle, 92524 Neuilly sur Seine, France.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports, including annual reports on Form 20-F, and other information with the SEC. However, as a foreign private issuer, we are exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements and relating to short swing profit reporting and liability. Our annual report on Form 20-F contains our audited consolidated financial statements. We also submit our quarterly consolidated financial statements on Form 6-K with the SEC.

        Bunge Limited Finance's financial condition, results of operations and cash flows are consolidated in our financial statements. Bunge Limited Finance is not required under the Exchange Act to file annual, quarterly and current reports, proxy statements and other information with the SEC. Accordingly, Bunge Limited Finance does not file separate financial statements with the SEC. Bunge Limited Finance prepares separate financial statements in accordance with U.S. GAAP that are provided on a quarterly and annual basis to lenders under its credit facilities. Bunge Limited Finance intends to furnish these financial statements to the trustee of the notes, which will make them available to the holders of the notes.

        You may read any document we file with the SEC, including the documents incorporated by reference into this prospectus, at the SEC's public reference rooms at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the SEC maintains an internet website at www.sec.gov, from which you can electronically access our filings. Copies of reports and other information may also be inspected in the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are incorporating by reference into this prospectus certain information that we file with the SEC, which means that we are disclosing to you important information about us and our financial condition not contained in this prospectus by referring you to those documents that are considered part of this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC.

  •
  Our Annual Report on Form 20-F for the fiscal year ended December 31, 2002, filed on March 31, 2003;

  •
  Our interim consolidated financial statements for the three month period ended March 31, 2003, submitted on Form 6-K on May 14, 2003;

  •
  Our interim consolidated financial statements for the three and six month periods ended June 30, 2003, submitted on Form 6-K on August 13, 2003;

  •
  Our Reports on Form 6-K submitted on May 2, 2003, May 15, 2003, May 30, 2003, June 18, 2003, July 3, 2003, July 15, 2003, August 1, 2003 and August 16, 2003;

  •
  The description of Bunge Limited's common shares contained under the caption "Description of Share Capital" in our Registration Statement on Form F-1, as amended (Registration No. 333-65026), which is incorporated by reference into Bunge Limited's Registration Statement on Form 8-A filed on July 30, 2001; and

  •
  The information contained under the caption "Description of Share Capital" in our Registration Statement on Form F-1, as amended (Registration No. 333-81322), filed on March 8, 2002.

        All documents that we will file with or submit to the SEC under the Exchange Act on Form 20-F, and on Form 6-K which specifically state that they are intended to be incorporated by reference, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Bunge Limited's file number for documents filed under the Exchange Act is 001-16625.

        We will provide, without charge, to any person who receives a copy of this prospectus, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Bunge Limited
50 Main Street
White Plains, New York 10606
Attention: Investor Relations
(914) 684-2800

        Any statement contained in this prospectus or in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded to the extent that such statement is made in any subsequently filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

        Bunge Limited Finance Corp. is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the director, officer, is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, the corporation must indemnify such person against the expenses (including attorneys' fees) which such officer or director has actually and reasonably incurred by such person in connection therewith.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        Bunge Limited Finance Corp.'s Certificate of Incorporation and Bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law. All of Bunge Limited Finance Corp.'s directors and officers are insured against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

        Bunge Limited's bye-laws contain a broad waiver by Bunge Limited's shareholders of any claim or right of action, both individually and on Bunge Limited's behalf, against any of Bunge Limited's officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against Bunge Limited's officers and directors unless the act or failure to act involves fraud or dishonesty. Bunge Limited's bye-laws also indemnify Bunge Limited's directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

        Section 98 of the Companies Act 1981 (the "Companies Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect to any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

        Bunge Limited maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to Bunge Limited with respect to payments which may be made by Bunge Limited to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 9.    Exhibits

        See the index to exhibits that appears immediately following the signature pages to this registration statement.

Item 10.    Undertakings

(a)
The undersigned registrants hereby undertake:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that the undertakings set forth in clauses (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b)
The registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 30th day of September, 2003.

BUNGE LIMITED FINANCE CORP.
By:	/s/ MORRIS KALEF Name: Morris Kalef Title: President

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Morris Kalef and William M. Wells, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all that each of said attorneys- in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MORRIS KALEF Morris Kalef	President and Director	September 30, 2003
/s/ FRANK MARCHIONY Frank Marchiony	Treasurer	September 30, 2003
/s/ T.K. CHOPRA T.K. Chopra	Director	September 30, 2003
Stuart D. Honse	Director
/s/ CARLETON D. PEARL Carleton D. Pearl	Director	September 30, 2003
/s/ WILLIAM M. WELLS William M. Wells	Director	September 30, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on the 30th day of September, 2003.

BUNGE LIMITED
By:	/s/ ALBERTO WEISSER
Name: Alberto Weisser Title: Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Alberto Weisser and William M. Wells, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done and hereby ratifying and confirming all that each of said attorneys- in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ALBERTO WEISSER Alberto Weisser	Chief Executive Officer and Chairman of the Board of Directors	September 30, 2003
/s/ WILLIAM M. WELLS William M. Wells	Chief Financial Officer	September 30, 2003
/s/ T.K. CHOPRA T.K. Chopra	Controller and Principal Accounting Officer	September 30, 2003
/s/ JORGE BORN, JR. Jorge Born, Jr.	Deputy Chairman and Director	September 26, 2003
/s/ ERNEST G. BACHRACH Ernest G. Bachrach	Director	September 30, 2003

/s/ ENRIQUE H. BOILINI Enrique H. Boilini	Director	September 30, 2003
/s/ MICHAEL H. BULKIN Michael H. Bulkin	Director	September 30, 2003
/s/ OCTAVIO CARABALLO Octavio Caraballo	Director	September 30, 2003
/s/ FRANCIS COPPINGER Francis Coppinger	Director	September 30, 2003
/s/ BERNARD DE LA TOUR D‘AUVERGNE LAURAGUAIS Bernard de La Tour d'Auvergne Lauraguais	Director	September 30, 2003
/s/ WILLIAM ENGELS William Engels	Director	September 30, 2003
Paul H. Hatfield	Director
Carlos Braun Saint	Director
/s/ WILLIAM M. WELLS Bunge Limited, U.S. Office By: William M. Wells, Chief Financial Officer	Authorized Representative in the United States	September 30, 2003

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
3.1*	Memorandum of Association of Bunge Limited (incorporated by reference from Bunge Limited's Form F-1 (No. 333-65026) filed July 31, 2001)
3.2*	Bye-laws of Bunge Limited, as amended and restated (incorporated by reference from Bunge Limited's Form 20-F filed March 31, 2003)
3.3*	Certificate of Incorporation of Bunge Limited Finance Corp. (incorporated by reference from Bunge Limited's Form F-3 (No. 333-104974) filed on May 5, 2003)
3.4*	By-laws of Bunge Limited Finance Corp. (incorporated by reference from Bunge Limited's Form F-3 (No. 333-104974) filed on May 5, 2003)
4.1*	Form of Common Share Certificate (incorporated by reference from Bunge Limited's Form F-1 (No. 333-65026) filed July 31, 2001)
4.2*	Amended and Restated Rights Agreement dated as of May 30, 2003 between Bunge Limited and Mellon Investor Services LLC (incorporated by reference from Bunge Limited's Form F-3 (No. 333-106182) filed on July 9, 2003)
4.3*	Registration Rights Agreement dated November 27, 2002 among Bunge Limited Finance Corp., Bunge Limited, Morgan Stanley & Co. Incorporated, Salomon Smith Barney Inc. and the several other Initial Purchasers named therein (incorporated by reference from Bunge Limited's Form F-3 (No. 333-104974) filed on May 5, 2003)
4.4*	Indenture dated November 27, 2002 among Bunge Limited Finance Corp., Bunge Limited and The Bank of New York (incorporated by reference from Bunge Limited's Form F-3 (No. 333-104974) filed on May 5, 2003)
4.5*	Form of Note (incorporated by reference from Bunge Limited's Form F-3 (No. 333-104974) filed on May 5, 2003)
5.1	Opinion of Winston & Strawn LLP
5.2	Opinion of Shearman & Sterling LLP
5.3	Opinion of Conyers Dill & Pearman
8.1	Tax Opinion of Conyers Dill & Pearman
8.2	Tax Opinion of Shearman & Sterling LLP
12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Deloitte Touche Tohmatsu
23.3	Consent of Winston & Strawn LLP (included in Exhibit 5.1)
23.4	Consent of Shearman & Sterling LLP (included in Exhibits 5.2 and 8.2)
23.5	Consent of Conyers Dill & Pearman (included in Exhibits 5.3 and 8.1)
24.1	Power of Attorney of Bunge Limited Finance Corp. (included on the signature pages to this registration statement)
24.2	Power of Attorney of Bunge Limited (included on the signature pages to this registration statement)
25.1	Statement of Eligibility of Trustee on Form T-1

*
Filed previously.

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TABLE OF CONTENTS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
SUMMARY
THE OFFERING
RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)
RISK FACTORS
CAPITALIZATION
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON SHARES
DESCRIPTION OF NOTES
DESCRIPTION OF SHARE CAPITAL
DESCRIPTION OF MASTER TRUST STRUCTURE
TAXATION
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
ENFORCEMENT OF CIVIL LIABILITIES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX